Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Between

ALON BRANDS, INC.

(Seller)

and

EMPREX PROXIMITY LLC

(Purchaser)

July 31, 2024

i

4.13	Litigation	37
4.14	Taxes	38
4.15	Equity Interests	41
4.16	Subsidiaries	41
4.17	No Undisclosed Liabilities	41
4.18	Labor and Employment Matters	42
4.19	Employee Benefit Plans	44
4.20	Inventory	46
4.21	Title and Sufficiency of Assets	46
4.22	Intellectual Property	47
4.23	Data Privacy	48
4.24	No Materially Adverse Effect	49
4.25	Affiliated Transactions	49
4.26	Customers and Suppliers	49
4.27	Anti-Corruption; Sanctions; Anti-Money Laundering	50
4.28	Insurance	50
4.29	Bank Accounts; Directors and Officers	50
4.30	Disclaimer	51

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		52

5.1	Organization and Corporate Authority	52
5.2	Authorization	52
5.3	Consents and Approvals	52
5.4	Financing	53
5.5	Brokers	53
5.6	Anti-Corruption; Sanctions; Anti-Money Laundering	53
5.7	Independent Investigation	53
5.8	Disclaimer	54

ARTICLE VI		54

COVENANTS OF THE PARTIES		54

6.1	Conduct of Business	54
6.2	Access and Information	55
6.3	Notification of Certain Matters	56
6.4	HSR Filings	57

6.5	Further Assurances; Commercially Reasonable Efforts	58
6.6	Employment Matters	59
6.7	Public Announcements	61
6.8	Lottery Tickets	61
6.9	R&W Policy	61
6.10	Tax Matters	62
6.11	Credit Support Arrangements	64
6.12	Additional Regulatory Permits	64
6.13	Non-Solicitation; Non-Competition; Confidentiality	65
6.14	Casualty	67
6.15	Condemnation.	68
6.16	Data Room Copy	69
6.17	Exclusivity	69
6.18	Insurance	69
6.19	Assignment of Contracts	69
6.20	Assignment of Trademarks	70
6.21	Title Actions	70
6.22	Required Consents	70
6.23	Certain Real Property	70
6.24	Pass-Through Insurance Claims	71

ARTICLE VII CONDITIONS PRECEDENT		71

7.1	Antitrust Approval	71
7.2	Orders and Laws	71
7.3	Conditions to the Obligations of Purchaser	72
7.4	Conditions to the Obligations of Seller	72
7.5	Frustration of Closing Conditions	73

ARTICLE VIII INDEMNIFICATION		73

8.1	Indemnification by Seller	73
8.2	Indemnification by Purchaser	73
8.3	Claims for Indemnification	74
8.4	Tax Treatment of Certain Payments	74
8.5	Defense or Prosecution of Claims	74
8.6	Exclusive Remedy	75

8.7	Duty to Mitigate	76
8.8	Limitations	76

ARTICLE IX TERMINATION		77

9.1	Termination	77
9.2	Effect of Termination	78

ARTICLE X MISCELLANEOUS		79

10.1	Notices	79
10.2	Survival	79
10.3	Assignability and Parties in Interest	80
10.4	Counterparts	80
10.5	Entire Agreement	80
10.6	Amendment, Modification and Waiver	81
10.7	Expenses	81
10.8	Governing Law	81
10.9	Dispute Resolution	81
10.10	Extension; Waiver	83
10.11	Severability	83
10.12	Relationship of Parties	83
10.13	Non-Recourse	84
10.14	Disclosure Schedule	84

Index of Schedules and

Exhibits to Agreement

SCHEDULE	DESCRIPTION
1.1-1	Locations
1.1-2	Owned Real Property
1.1-3	Leased Real Property
1.1-4	[Reserved]
1.1-5	Acquired Rolling Stock
1.1-6	Retained Liabilities
1.2	Seller’s Knowledge
1.3	Permitted Liens
2.1(c)	Loyalty Amount
2.2	Excluded Assets
3.1(a)	[Reserved]
3.4(b)	Required Consents
6.11	Credit Support Arrangements
6.19	Contracts to be Assigned
6.20	Trademarks
6.21	Title Actions
6.22	Required Consents
6.23	Subject Real Property
10.9(d)	Certain Remedies

EXHIBIT	DESCRIPTION
A	Form of Assignment of Membership Interests
B	[Reserved]
C	[Reserved]
D	Form of TSA Agreement
E	Form of Distributor Sales Agreement
F	Form of R&W Policy Binder Agreement
G	Form of UST Remediation Agreement
H	Form of Resignation
I	Form of Mutual Release
J	Form of Exclusive Trademark License Agreement

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2024 (the “Signing Date”), by and among ALON BRANDS, INC., a Delaware corporation (“Seller”), and EMPREX PROXIMITY LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are hereafter referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, Seller, or its Affiliate, owns directly or indirectly all of the issued and outstanding Equity Interests (collectively, the “Purchased Interests”) of each of the Acquired Companies, which Acquired Companies are engaged in the operation of the retail business at the locations set forth in Schedule 1.1-1 (each a “Location” and collectively the “Locations”);

WHEREAS, Seller desires to sell, or to cause one or more of its Affiliates to sell, to Purchaser, and Purchaser desires to purchase, such Purchased Interests pursuant to the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, (a) Fomento Económico Mexicano, S.A.B. de C.V. (“FEMSA”) has executed, as guarantor, that certain Guaranty Agreement (the “FEMSA Guaranty”) in favor of Seller, as beneficiary, guaranteeing all of Purchaser’s payment obligations hereunder when due and owing, and (b) Delek US Holdings, Inc. (“Delek US”) has executed, as guarantor, that certain Guaranty Agreement (the “Delek US Guaranty”) in favor of Purchaser, as beneficiary, guaranteeing all of Seller’s payment obligations hereunder and under the UST Remediation Agreement when due and owing.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefore below.

“Accounts Payable” means all trade and non-trade accounts payable and other obligations for current liabilities owed to third parties, including all such obligations representing amounts payable in respect of goods shipped or products sold or services rendered, accrued rent, accrued utilities, lottery payables, current liabilities for Taxes, and current liabilities for employee compensation.

“Acquired Companies” means, individually or collectively, (a) Southwest Convenience Stores, LLC, a Texas limited liability company, (b) Skinny’s LLC, a Texas limited liability company, (c) GTS Licensing Company, Inc., a Texas corporation, and (d) Alon Financial Services, Inc., a Texas corporation.

“Acquired Companies Transaction Costs” means, without duplication, (a) the aggregate amount of all fees, commissions, expenses and other amounts payable by any Acquired Company in connection with the preparation for, negotiating or consummation of this Agreement and the other Transaction Documents or the consummation of the Transactions, including any legal, accounting, financial advisory, tax advisory or other third party advisory or consulting fees and expenses, (b)(i) any Liabilities for bonuses (including retention bonuses), change in control payments, severance or termination payments or other similar compensation arrangements payable to current or former directors, officers, employees or independent contractors of any Acquired Company arising in connection with the Transactions (but excluding any Liabilities expressly assumed by Purchaser pursuant to Section 6.6 or Liabilities arising as a result of any Retained Employee’s resignation or termination of employment by Purchaser or its Affiliates after the Closing Date), and (ii) all social security, Medicare, unemployment or other employment, withholding and/or payroll Taxes or similar amounts owed by or imposed on any Acquired Company, or for which any Acquired Company may otherwise be liable, as a result of, or with respect or attributable to amounts described in clause (b)(i).

“Acquired Leases” means all leases where any of the Acquired Companies is the tenant of the Leased Real Property.

“Acquired Rolling Stock” means all Rolling Stock set forth in Schedule 1.1-5.

“Action” means any action, lawsuit, administrative or regulatory investigation or examination, proceeding or citation of any nature (civil, criminal, regulatory or otherwise) in law or in equity, including any regulatory or administrative proceeding by or before any Governmental Authority or arbitration proceeding.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. Notwithstanding anything to the contrary in this definition or the Transaction Documents, Delek Logistics Partners, LP, and its Subsidiaries shall not be deemed to be an Affiliate of Seller.

“Affiliated Group” means an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) or any other group of corporations filing Acquired Company Returns on a combined, consolidated, group, unitary or similar basis.

“Anti-Corruption Laws” means, collectively (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010 and (c) any other applicable Law, regulation, order, decree or directive having the force of law and relating to bribery or corruption.

“Anti-Money Laundering Laws” means the applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act of 1970, as amended, applicable provisions of the USA PATRIOT Act of 2001, including all amendments thereto and regulations promulgated thereunder, the Money Laundering Control Act of 1986, the Anti-Money Laundering Act of 2020, the anti-money laundering statutes of all jurisdictions to the extent applicable to the applicable party to this Agreement or any of its subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Base Purchase Price” means Three Hundred Fifty Million Dollars ($350,000,000).

“Books and Records” means, to the extent in Seller’s or the Acquired Companies’ possession, copies (or the originals) of applicable manuals, real estate files, environmental reports, and UST systems registration, exclusively relating to the Acquired Companies or the Business at the Locations.

“Business” means the business of operating the convenience stores (including associated retail fuel operations) constituting the Locations.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Law to be closed in the State of Texas or in Monterrey, Nuevo León, Mexico.

“Cash” means, without duplication, the sum of (i) any short-term, highly-liquid, marketable direct obligations of or securities issued by, or guaranteed by, the United States government having maturities of not more than three (3) months from the date of acquisition, (ii) any amounts on deposit, net of any overdraft amounts, in unrestricted accounts with any commercial bank (including third party checks that have been deposited but that have not yet cleared, and net of any checks that have been processed or issued but that have not yet cleared), and (iii) any amounts on deposit in money market accounts and money market mutual funds, the investments of which are substantially as described in the foregoing clause (i), excluding (A) any such cash and cash equivalents of the types set forth in clauses (i), (ii) and (iii) that are restricted and cannot be freely accessed or otherwise used by the Acquired Companies due to legal or contractual restrictions or otherwise, and (B) any Petty Cash Funds.

“Central Prevailing Time” means the time of day in Dallas, Texas.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Acquired Companies as of the Measurement Time, without giving effect to the Transactions, but giving effect to the release as of the Closing of the Acquired Companies as credit parties under credit facilities of Delek US.

“Closing Inventory Purchase Price” means the total value of the Inventories as of the Measurement Time, as determined in accordance with Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any and all Intellectual Property that (i) is owned or purported to be owned by any Acquired Company or (ii) is used by an Acquired Company and owned by Seller or its Affiliates (including any and all Registered Intellectual Property).

“Confidentiality Agreement” means the confidentiality agreement, dated as of March 8, 2024, by and between Raymond James & Associates, Inc. and FEMSA.

“Consent” means any approval, authorization, consent, permission, exemption or waiver.

“Contract” means any legally binding, written agreement, contract, deed, easement, lease, license, commitment or undertaking (excluding, for the avoidance of doubt, any Permits).

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“COVID-19 Pandemic” means the SARS-Cov-2 (and all related strains and sequences), including any future resurgence or evolutions or mutations thereof or any related or associated disease outbreaks, epidemics or pandemics.

“Deli Inventory” means saleable food products used in the preparation of or incorporated into consumable items sold in the quick service restaurant or deli section of the Locations as of the Measurement Time, together with all associated packaging materials. For purposes of determining Deli Inventory, “saleable” means all items other than (a) spoiled or damaged items; and (b) items that are stale dated as of the date of the Inside Physical Inventory.

“Disclosure Schedule” means the disclosure schedule prepared by Seller and delivered to Purchaser simultaneously with the execution of this Agreement.

“Emergency Operations” means the operations necessary or advisable to respond to or alleviate the imminent or immediate compromise of (a) the health or safety of any Person or the environment, (b) the safety or operations of the Business, (c) the validity of a Permit or ( d) compliance with any Contract or Law to which Seller or its Affiliates is a party or subject.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3), whether or not subject to ERISA) and each other stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom equity or other equity- based, incentive compensation, severance, termination, employment, retention, consulting, change in control, collective bargaining, profit sharing, savings, pension, retirement, disability, insurance, vacation, health, welfare, retiree medical or life insurance, supplemental retirement, fringe benefit, bonus, commission, deferred compensation, or other benefit or compensation plan, program, arrangement, policy or agreement and any other employee benefit plan, program, agreement, policy, commitment, policy or arrangement of any kind, in each case, whether or not in writing and whether or not funded, (a) under which any current or former director, officer, employee, service provider or consultant of any Acquired Company has any right to benefits or compensation, (b) to which any Acquired Company makes or is required to make contributions with respect to such directors, officers, employees, service providers or consultants, (c) that are maintained, sponsored or contributed to or required to be contributed to by any Acquired Company or (d) in respect of which any Acquired Company has or may have any obligation to contribute or other Liability, whether actual or contingent.

“Environmental Law” means any Law, as in effect on or prior to the Closing Date, pertaining to pollution, the protection or conservation of the environment or natural resources (including wildlife), or the use, generation, handling, treatment, storage, recycling or transportation of Hazardous Materials or Releases, or matters otherwise relating to occupational health and safety and the health and safety of any person as it relates to human exposure to Hazardous Materials, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, the Occupational Safety and Health Act, and regulations of the US Department of Transportation and comparable state and local statutes and regulations; provided, however, that “Environmental Law” shall not include any Law relating to worker health or safety matters, in each case except to the extent related to actual or potential human exposure (or the effects of such exposure) to Hazardous Materials.

“Environmental Permit” means any Permit issued pursuant to any Environmental Law. “Equity Interests” eans, with respect to any Person that is not a natural person, (a) any capital stock, partnership interests (whether general or limited), membership interests, limited liability company interests, and any other equity interests or share capital of such Person, (b) any warrants, Contracts or other rights or options to subscribe for or to purchase any capital stock, partnership interests (whether general or limited), membership interests, limited liability company interests or other equity interests or share capital of such Person, (c) any share appreciation rights, phantom share rights or other similar rights settled into capital stock with respect to such Person or its business and (d) any securities or instruments exchangeable for or convertible or exercisable into any of the foregoing or with any profit participation features with respect to such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade of business (whether or not incorporated) that is treated as a single employer with an Acquired Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exclusive Trademark License Agreement” means that certain Exclusive Trademark License Agreement to be entered into between the Parties substantially in the form attached as Exhibit J.

“Exclusivity Agreement” means that certain letter agreement, dated as of June 21, 2024, by and between Delek US and FEMSA.

“Fraud” means an actual and deliberate misrepresentation of a material fact or concealment of a material fact by a Party in the making of any representation or warranty by the Party in Article IV or Article V, as applicable (but not, for the avoidance of doubt, in any other actual or alleged representation or warranty made orally or in writing), which is made or concealed with the intent of inducing another Party to enter into this Agreement, and upon which such other Party has reasonably relied with no prior actual knowledge of such misrepresentation or material concealment (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory) and such Party did so rely thereon and suffered actual damage as a result thereof; provided, however, that Fraud shall only be deemed to exist with respect to Seller if any of the individuals listed on Schedule 1.2 had actual conscious awareness (as opposed to imputed, implied, or constructive knowledge, and without any duty or obligation of inquiry) of such misrepresentation of a material fact or concealment of a material fact.

“GAAP” means generally accepted accounting principles in the United States of America as in effect at the time in question.

“Governmental Authority” means any federal, state, local, domestic court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory agency or authority or any securities exchange, self-regulatory body or any quasi-governmental entity, and any political or other subdivision, department, agency or branch of any of the foregoing, including any supranational body.

“Hazardous Material” means any substances, materials or wastes listed, defined, designated or classified as hazardous, toxic or radioactive, or that are otherwise regulated as such under any Environmental Law, including oil and natural gas and petroleum products, naturally occurring radioactive materials, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances and urea formaldehyde.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, any of the following of the Acquired Companies or for which the Acquired Companies are liable: (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, whether current or funded, secured or unsecured, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) all leases that have been or are required under GAAP to be recorded as capital leases or finance leases or otherwise secured by a Lien under which such person is the lessee; (d) Obligations under any performance bond or letter of credit to the extent drawn, or as to which a draw request or equivalent has been made and is outstanding, (e) Obligations for the deferred purchase price of property, assets or services, including “earn-outs” and “seller notes”, (f) payment Obligations under any derivative financial instruments, including interest rate swaps, collars, caps, hedging and other derivative and similar arrangements as if such agreements were terminated and all outstanding obligations were settled at such time, (g) guarantees or other credit support with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above, (h) all accrued but unpaid interest, fees (including prepaid loan fees), premiums or prepayment or termination fees, penalties and other breakage costs, fees, expenses and other Liabilities owed with respect to the indebtedness referred to in clauses (a) through (g) above assuring the repaying in full of such indebtedness as of such time, (h) all Liabilities in respect of capital expenditures committed to be made on or after the Closing Date or any capital expenditures still to be exercised to complete the inside refresh of at least 50 stores at the Locations during 2024, (i) any monetary Liabilities arising out of an Affiliated Transaction required to be scheduled on Schedule 4.25 that is not terminated at Closing and is not provided for under the TSA, (j) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing, (k) the Loyalty Amount, (l) any deferred revenue or liability related to the ATM vendor Contracts of the Business, (m) any asset retirement obligation as of the Closing Date that is not covered under the UST Remediation Agreement, (n) any (i) accrued but unpaid wages and salary, (ii) outstanding but unpaid severance obligations, (iii) accrued but unused paid time off or similar leave, and/or (iv) accrued but unpaid bonus obligations (including the relevant Acquired Company’s portion of any employer-related Taxes related to each of the foregoing clauses (i) through (iv)), (o) all Obligations of the Acquired Companies on account of any nonqualified deferred compensation and the portion of any employer contributions due and owing under any defined contribution plans for the portion of the plan year occurring prior to the Closing Date (including, in each case, the relevant Acquired Company’s portion of any employer-related Taxes thereto), and (p) any unfunded or underfunded liabilities under any defined benefit pension or welfare or benefit plan, any pre-Closing claims that are incurred but not reported under any welfare benefit plan, and/or any Obligation on account of any post-retirement benefit (including, in each case, the relevant Acquired Company’s portion of any employer-related Taxes thereto).

“Intellectual Property” means any and all of the following: (a) inventions (whether or not patentable or reduced to practice), patents, patent applications, and patent disclosures and improvements thereto together with all reissues, continuations, continuations in part, divisions, revisions, extensions or reexaminations thereof; (b) trademarks, service marks, certification marks, trade dress, internet domain names, corporate names, trade names, business names, slogans, logos and all other indicia of origin, whether registered or unregistered, and all registrations and applications for any of the foregoing (including all translations, adaptations, derivations, and combinations of the foregoing); (c) copyrights and works of authorship, whether registered or unregistered, and all registrations and applications for any of the foregoing and all associated moral rights; (d) trade secrets; (e) computer software (including source code and object code), data and databases; (f) rights of privacy and publicity; (g) all other intellectual property and proprietary rights; (h) rights to sue for past, present and future infringement or misappropriation of the foregoing; and (i) all proceeds of any of the foregoing, including license royalties and other income and damages and other proceeds of suit. Intellectual Property shall not include customer lists, vendor lists, or supplier lists except to the extent such lists relate primarily to the Business.

“Interim Period” means the period commencing on the Signing Date and ending upon the earlier to occur of the Closing or the termination of this Agreement in accordance with Article IX.

“Inventories” means, collectively, Merchandise Inventory, Deli Inventory and Petroleum Inventory.

“Law” means any applicable laws (including common law), statutes, treaties, constitutions, rules, regulations, ordinances, codes (including the Code), Orders and other pronouncements of or adopted or ratified by any Governmental Authority (including applicable consent decrees or directives issued by a Governmental Authority) having the effect of law.

“Leased Real Property” means the real property set forth in Schedule 1.1-3.

“Liability” means any liability, debt, Obligation, of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Lien” means any lien, pledge, condemnation award, claim, restriction, charge, hypothecation, Preferential Right, security interest, mortgage or encumbrance of any nature whatsoever.

“Loyalty Amount” means any deferred revenue or liability related to the loyalty program of the Business.

“Materially Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that has had or would be reasonably likely to have a material adverse effect, taken as a whole, on (i) the Business, operations, assets, liabilities, financial condition or operating results of the Acquired Companies, or (ii) the ability of Seller to close the transaction contemplated by this Agreement. Notwithstanding the foregoing, none of the following, either alone or in combination, will constitute or be taken into account in determining whether there has been a Materially Adverse Effect for purposes of the preceding sentence: (a) changes generally affecting the economy or the industries or markets in which the Acquired Companies operate, whether international, national, regional, state, provincial or local; (b) changes generally affecting international, national, regional, state, provincial or local wholesale or retail markets including any such changes due to actions by competitors or Governmental Authorities; (c) changes in general regulatory, social or political conditions, including any acts of war, terrorist or other hostile activities or any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (d) effects of weather, seismic activity or other meteorological events or natural disasters; (e) effects of any epidemic, pandemic or disease outbreak (including the COVID- 19 Pandemic), escalation or general worsening thereof, or compliance with Laws, regulations, statutes, directives, pronouncements or guidelines issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering in place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or any change in such Laws, regulations, statutes, directives, pronouncements or guidelines or interpretations thereof following the Signing Date or any material worsening of such conditions threatened or existing as of the Signing Date; (f) any protest, riot, demonstration, public disorder, civil unrest or political instability (or any escalation or worsening of any protest, riot, demonstration, public disorder, civil unrest or political instability) and any response to such an event, including any compliance with or adherence to or actions or inactions taken in response to or anticipation of any Law, action, curfew, closure, shut down, directive, Order, policy, guideline or recommendation by any Governmental Authority or any disaster or business continuity plan of Seller or its Affiliates or any change in applicable Laws arising from or otherwise relating to such event changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index;

(g) changes or prospective changes in Law or GAAP (or other accounting principles or regulatory policy) and the interpretation or enforcement thereof or any actions to comply with such changes; (h) the announcement, pendency, execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with officers, employees, customers, suppliers, vendors, partners or other business relations; (i) the failure by the Acquired Companies to meet any projections, forecasts, estimates or predictions in respect of revenues or other financial or operating metrics for any period ending before, on or after the Signing Date (provided, however, that this clause (i) shall not prevent a determination that any change or effect underlying such a failure has resulted in a Materially Adverse Effect); (j) actions or omissions required to be taken or not taken by Seller or the Acquired Companies in accordance with this Agreement or the other Transaction Documents, or consented to in writing by Purchaser or any of its Affiliates; (k) any fluctuations in the value of any currency or interest rates; (l) any termination for cause or resignation of employment of one or more of the Employees; (m) any matters set forth in the Disclosure Schedule; or (n) any matters that are fully cured at the sole cost of Seller prior to the Closing; provided, however, that, in the case of clauses (a) through (g) or clause (k), the state of facts, change, event, effect or occurrence set forth therein does not disproportionately and adversely affect the Acquired Companies, taken as a whole, as compared to other Persons or businesses that operate in the same industries and locations in which the Business operates (in case such facts, change, event, effect or occurrence do disproportionately and adversely affect the Acquired Companies, taken as a whole, then only such incremental effect or effects may be taken into account in determining whether there has been or would reasonably be expected to have a Materially Adverse Effect).

“Measurement Time” means 11:59 p.m. Central Prevailing Time on the Closing Date or Mountain Prevailing Time on the Closing Date, as applicable depending upon the location of the applicable assets being measured.

“Merchandise Inventory” means saleable items of merchandise of every type and description at the applicable Locations as of the Measurement Time excluding Deli Inventory, Petroleum Inventory, consignment items, and proprietary merchandise (e.g. logoed items). For purpose of determining Merchandise Inventory, “saleable” means all items other than (i) items that violate applicable Law; and (ii) items that are spoiled or damaged, out-of-code, obsolete or otherwise not readily sellable or usable for their intended purpose, including stale or outdated tobacco products, which means any cigarette or other tobacco product that is more than one (1) year old from the date of manufacture, including packaging thereof. For avoidance of doubt, “Merchandise Inventory” excludes all lottery tickets other than activated lottery tickets that are not required under applicable Law to be returned to the applicable state authorities.

“Mountain Prevailing Time” means the time of day in Albuquerque, New Mexico. “Obligations” means any duties, responsibilities, liabilities, debts, covenants, and obligations, costs and expenses of whatever kind, nature or description of a Person whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, disputed or undisputed, secured or unsecured, joint or several, due or to become due, executory, determined, determinable and whether based in common law or statute or arising under Contract or by action of any Government Authority or otherwise and whether or not the same is required to be accrued on the financial statements of any such Person.

“Order” means any order, ruling, decision, decree, writ, judgment, preliminary or permanent injunction, stipulation, determination, award or other legally enforceable requirement issued, made, rendered, entered or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority (including any regulatory or administrative Action) or arbitrator.

“Ordinary Course of Business” means any action taken in the ordinary course of normal day-to-day operation of the Business, consistent with recent past custom and practice and which is not required to be authorized by the board of directors (or by any Person or group of Persons with similar authority), shareholders or other equity owners (if any) of the Person taking such action.

“Owned Real Property” means the real property set forth in Schedule 1.1-2.

“Pandemic Response” means (a) any action taken or omitted to be taken by Seller or its Affiliates pursuant to any Law, directive, pronouncement or guideline issued by any Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic, epidemic or disease outbreak and (b) any action taken or omitted to be taken by Seller or its Affiliates to protect the Business that is responsive to any pandemic, epidemic or disease outbreak, as determined by Seller or its Affiliates in its reasonable discretion.

“PDF” means portable document format.

“Permits” means all permits, licenses, tariffs, certificates, pre-qualifications, exemptions, variances, registrations, consents, approvals, authorizations and similar rights required by Law and issued by any Governmental Authority.

“Permitted Liens” means (i) the Liens designated as such on Schedule 1.3; (ii) Liens for Taxes not yet due and payable or are being contested in good faith in appropriate Actions and other inchoate Liens for amounts not due and payable or are being contested in good faith in appropriate Actions and for which reserves have been established in accordance with GAAP; (iii) the rights of tenants under the Acquired Leases; (iv) as to the Acquired Leases, the Permits and the leasehold interest as to the Leased Real Property and the terms and conditions of such Permits and leases; (v) Liens created by Purchaser, or its successors and assigns; (vi) any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar Liens arising in the Ordinary Course of Business incidental to construction, maintenance, or operation of the Business, that are not due and payable or are being contested in good faith in appropriate Actions; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (viii) easements, rights of way, restrictions, restrictive covenants, exceptions, mineral reservations and mineral leases, encroachments, protrusions and other similar charges or encumbrances, defects and other irregularities in title that in each case, do not make unlawful in any material respect or materially impair the use, occupancy or value of the specific Real Property subject thereto based on the current use thereof; (ix) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Real Property and not violated in any material respect by the current use and operation of the Real Property; and (x) terms, conditions, restrictions, exceptions, reservations, limitations and other matters (A) contained in any document filed or recorded in the real property records of the appropriate county or parish to reflect title thereto, creating, transferring, limiting, encumbering or reserving or granting any rights in such Real Property or (B) disclosed on or uncovered by any title commitment, title policy, title report or surveys made available to Purchaser.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, joint stock company, joint venture, union, association, proprietorship, company, trust, land trust, business trust or other business organization, whether or not a legal entity, custodian, trustee, executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Personal Information” means, as applicable, (i) any information that identifies, relates to, describes, is reasonably capable of being associated with, or would reasonably be linked, directly or indirectly, with a particular consumer or household and (ii) any and all other information related to a particular individual that constitutes “personal information” or “personal data” under applicable Law.

“Personal Property” means all tangible personal property (other than the Inventories) and interests therein, including all furniture, fixtures and machinery, all compliance and monitoring technology, security systems (including video, antitheft and fire equipment), communication and other equipment (including the fuel equipment and point of sale terminal systems), on-site, directional, high-rise and other signage, canopies and pricers, and all other tangible personal property, owned by the Acquired Companies, now situated at the Locations.

“Petroleum Inventory” means saleable gasoline, diesel fuel, diesel exhaust fluid and kerosene at the applicable Locations and on the Acquired Rolling Stock all as of the Measurement Time. For purposes of determining Petroleum Inventory, “saleable” means (i) for gasoline fuel, gasoline which conforms to the octane, brand and applicable requirements for sales of motor fuels from the Petroleum Equipment at the Locations or located on the Acquired Rolling Stock and (ii) for diesel fuel and diesel exhaust fluid, diesel fuel and diesel exhaust fluid which meet all applicable federal, state and local government specifications for highway use in effect at the time and place of delivery from the Diesel Equipment at the Locations or located on the Acquired Rolling Stock.

“Petty Cash Funds” means all cash in cash registers at the Locations as of the Measurement Time.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion after the Closing Date of any Straddle Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Pre-Closing Taxes” means (i) any Taxes imposed on any Acquired Company or for which any Acquired Company may otherwise be liable, as a result of having been a member of an Affiliated Group (including Taxes for which any Acquired Company may be liable pursuant to United States Treasury Regulations Section 1.1502-6 or similar provisions of state, local or foreign Law as a result of having been a member of an Affiliated Group and any Taxes resulting from or with respect to any Acquired Company ceasing to be a member of any Affiliated Group); and (ii) any Taxes imposed on any Acquired Company or for which any Acquired Company may otherwise be liable, with respect, relating or attributable to any Pre-Closing Tax Period (including any Liability for (i) any “net tax liability” (as described in Section 965(h)(6) of the Code) or (ii) as a result of Section 6225 of the Code).

“Preferential Right” means any rights of first refusal, rights of first offer, options, puts, calls, preferential rights to purchase, change in control, or other similar rights in favor of any Person.

“Property Taxes” means real property, personal property, ad valorem, and similar Taxes, and utility charges and assessments, on the assets of the Acquired Companies (including charges and assessments for sewer treatment, water service, and other similar utilities).

“Purchaser Fundamental Representations” means Purchaser’s representations and warranties as set forth in Sections 5.1 (Organization and Corporate Authority), 5.2 (Authorization), 5.3(b) (Consents and Approvals) or 5.5 (Brokers).

“R&W Policy” means the purchaser-side representations and warranties insurance policy, to be issued in accordance with the binder agreement attached hereto as Exhibit F.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, migrating, seeping, escaping, leaching, dumping, injection, disposal or discharge of any Hazardous Material into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Release Agreement” means that certain Release Agreement, substantially in the form attached hereto as Exhibit I, by and among Seller and the Acquired Companies.

“Remediation” means any activity required to comply with Environmental Laws to investigate, monitor and, if required, abate, clean up, remove, treat, cover or in any other way remediate any Hazardous Materials.

“Remedies Exception” means (a) any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Representatives” means, with respect to any Person, its officers, directors, employees, managers, members, partners, equity holders, controlling persons, authorized agents, attorneys and professional advisors.

“Retained Liabilities” means (i) all Obligations of Seller or the Acquired Companies arising out of, relating to or otherwise in respect of the Excluded Assets; (ii) all Obligations of the Acquired Companies to the extent arising out of, incurred in connection with or related to any the Acquired Leases or any Contracts to which the Acquired Companies are a party, but only such Obligations for goods or services received by or on behalf of the Acquired Companies or their Affiliates prior to the Effective Time or are otherwise performable prior to the Effective Time; (iii) all Obligations arising prior to the Effective Time with respect to employees of Seller or its Affiliates who are not Retained Employees, including any Obligations arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or similar state Law in respect thereof; (iv) all Obligations relating to Retained Employees to the extent retained by Seller as set forth in Section 6.6; (v) all Obligations with respect to any Employee Benefit Plans; (vi) all Obligations relating to any Actions pending against the Acquired Companies or their Affiliates as of the Closing Date (as evidenced by written service of process or commencement of an Action) to the extent related to or arising from the ownership, operation or use of the Business prior to the Closing Date, including any pending Actions set forth in Section 4.13 of the Disclosure Schedule; and (vii) for a period of three (3) years following the Closing Date, the matters set forth on Schedule 1.1-6.

“Rolling Stock” means any trucks, tractors, or trailers used for delivery of refined petroleum products to the Locations.

“Sanctions” means any sanctions administered or enforced by the United States Government (including the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, HM Treasury, or any other relevant sanctions authority.

“Seller Fundamental Representations” means, collectively, Seller’s representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization), 4.3(b) (Consents and Approvals), 4.7 (Brokers), and 4.15 (Equity Interests).

“Seller’s Knowledge” for the purposes of this Agreement, the terms “Know,” “Known,” “Knowledge” and all similar phrases mean, with reference to Seller, the actual knowledge of the individuals listed on Schedule 1.2 with respect to Seller, in each case, after due inquiry of the direct reports of such individuals listed on Schedule 1.2 (which direct reports, for avoidance of doubt, do not have a duty of inquiry or investigation).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date

“Subsidiary” means, with respect to a Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof and for this purpose, such Person owns a majority ownership interest in such a business entity (other than a corporation) if such Person shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” includes (i) any federal, state, local, non-U.S., supra-governmental or supranational net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, employee contribution, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under former Section 59A of the Code), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority and (ii) any Liability for the payment of amounts determined by reference to amounts described in clause “(i)” as a result of being or having been a member of any Affiliated Group, as a result of any obligation under any agreement or arrangement (including any tax allocation, tax indemnity, tax receivable or tax sharing Contract or arrangement), as a result of being a transferee or successor, or otherwise.

“Tax Return” means any return, statement, schedule, declaration, report, claim for refund or information return (including any supporting schedule or statement and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Title Company” means Chicago Title Company.

“Transactions” means, with respect to any Party to this Agreement, all transactions contemplated by this Agreement that involve, relate to or affect such Party or its Affiliates.

“Transaction Documents” means this Agreement, the Assignment of Membership Interests, the TSA, the UST Remediation Agreement, the Distributor Sales Agreement and all other certificates, agreements or instruments required or delivered in connection with the Closing.

“UST Remediation Agreement” means a remediation agreement substantially in the form of Exhibit G.

“UST Systems” means any underground storage tanks, connected underground piping, underground ancillary equipment, and contamination system at the Locations.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local Law, regulation or ordinance.

“Willful and Material Breach” means, with respect to any Party, a material breach by such Party of any covenant set forth in this Agreement that is caused by or results from an act or failure to act by such Party with the intention that the taking of such act or failure to act would cause a material breach of a covenant set forth in this Agreement so as to prevent the conditions to Closing set forth in Section 7.4(b) (in the case of a breach by Purchaser) or Section 7.3(b) (in the case of a breach by Seller or the Acquired Companies) from being satisfied.

“Zoning Permits” means any Permit required, issued, held or obtained pursuant to any state or local real estate, land use or zoning Law.

1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated below:

Defined Term	Section
Acquired Competitive Business	Section 6.13(c)
Acquisition Proposal	Section 6.17
Adjusted Purchase Price	Section 2.1(b)
Adjustment Amount	Section 2.3(a)
Affiliated Parties	Section 8.1
Agreement	Preamble

Allocation	Section 3.2(d)
Allocation Dispute	Section 3.2(d)
Approval Notice	Section 2.3(d)
Assigned Trademarks	Schedule 6.20
Business Systems	Section 4.22(d)
Carve-Out Balance Sheet	Section 4.5
Carve-Out Financial Statements	Section 4.5
Casualty Event	Section 6.14(a)(i)
Casualty Notification Date	Section 6.14(a)(i)
Claim Certificate	Section 8.3(a)
Closing	Section 3.3(a)
Closing Date	Section 3.3(a)
Closing Date Statement	Section 2.3(b)
Competitive Activities	Section 6.13(b)
Concessions	Section 6.4(b)
Condemnation Action	Section 6.15(a)
Contractor	Section 4.18(b)
Conversion	Section 2.5
Credit Support Arrangements	Section 6.11
Data Room	Section 6.16
Delek US	Recitals
Delek US Guaranty	Recitals
Distributor Sales Agreement	Section 3.4(d)
Dispute Notice	Section 2.3(d)
Dispute Period	Section 2.3(d)
Effective Time	Section 3.3(a)
Employee	Section 4.18(a)
Estimated Acquired Companies Transaction Costs	Section 2.1(c)
Estimated Closing Indebtedness	Section 2.1(c)
Estimated Inventory Purchase Price	Section 2.1(c)
Estimated Purchase Price	Section 2.1(c)
Estimated Restoration Costs	Section 6.14(a)(ii)
Excluded Assets	Section 2.2
FEMSA	Recitals
FEMSA Guaranty	Recitals
Final Allocation	Section 3.2(d)
Indemnified Party	Section 8.3(a)
Indemnifying Party	Section 8.3(a)
Independent Accounting Firm	Section 3.1(d)
Independent Accounting Firm Determination	Section 2.3(d)
Inside Physical Inventory	Section 3.1(a)
Inventories	Section 2.1(b)(i)
Inventory Date	Section 3.1(a)
Inventory Dispute	Section 3.1(d)
Inventory Reconciliation Sheet	Section 3.1(b)
Inventory Review	Section 3.1(d)
Locations	Recitals

Location Group	Section 3.1(a)
Loss/Losses	Section 8.1
Material Customer	Section 4.26
Material Supplier	Section 4.26
Nonparty Affiliate	Section 10.13
Occurrence Policies	Section 6.24
Outside Date	Section 9.1(e)
P&Ls	Section 4.5
Partial Condemnation Action	Section 6.15(c)
Parties	Preamble
Pre-Closing Statement	Section 2.1(c)
Processing	Section 4.23(a)
Purchased Interests	Recitals
Purchaser	Preamble
Purchaser Competitive Location	Section 6.13(b)
Purchaser Offer Period	Section 6.13(c)
Registered Intellectual Property	Section 4.22(a)
Related Party	Section 4.25
Related Party Financial Assurance Obligation	Section 4.25
Remaining Disputes	Section 2.3(d)
Resolution Period	Section 2.3(d)
Retained Employees	Section 6.6(a)
Selected Locations	Section 3.1(a)
Seller	Preamble
Signing Date	Preamble
Subsidiary Shares	Section 4.16
Tenant Leases	Section 4.9(c)
Third Party	Section 8.5
Third Party Claim	Section 8.5
Total Condemnation Action	Section 6.15(b)
Transfer Taxes	Section 3.2(a)
TSA	Section 3.3(b)

1.3 Construction.

(a) The Schedules, Disclosure Schedule, and the Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Schedule and Exhibit references used in this Agreement and in the Disclosure Schedule are to Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified.

(b) The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(c) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” means “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. The word “or” is not exclusive. The words “shall” and “will” are used interchangeably and have the same meaning. The term “cost” includes expense, and the term “expense” includes cost. The word “extent” in the phrase “to the extent” means the degree to which a subject or other theory extends, and such phrase shall not mean “if.” All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Time shall be of an essence of this Agreement.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the P&Ls to the extent that the P&Ls are prepared in accordance with GAAP.

(f) Except as otherwise provided in this Agreement, any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g) Reference herein to any Contract shall be construed as referring to such Contract as amended, modified, restated or supplemented.

(h) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Persons succeeding to such Governmental Authority’s functions and capacities.

(i) Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require. Reference herein to “federal” shall be construed as referring to U.S. federal.

(j) Reference herein to “default under,” “breach of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both.”

(k) The Parties acknowledge and agree that this Agreement and all contents herein were jointly drafted by the Parties, and neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against either Party, whether under any rule of construction or otherwise.

(l) The phrase “made available” means that (i) any of Purchaser, its Affiliates or its Representatives has had the reasonable opportunity (regardless of whether exercised) prior to the Signing Date to review such documents or materials at the offices of Seller or any of their respective Representatives or (ii) such documents were available and visible to Purchaser and its Representatives in a data room or any other physical or electronic means provided by Seller, at least two (2) Business Days prior to the Signing Date.

(m) Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale of Purchased Interests.

(a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, the Purchased Interests, free and clear of all Liens (other than Liens created by Purchaser, or its successors and assigns; statutory Liens for taxes not yet due and payable; restrictions on transfer, hypothecation or similar actions contained in any governing documents of the Acquired Companies made available to Purchaser; and any generally applicable restrictions on transfer under the Securities Act and any applicable state securities Laws).

(b) Adjusted Purchase Price. In consideration for the sale and transfer of the Purchased Interests by Seller to Purchaser, Purchaser shall pay to Seller, upon the terms and subject to the conditions set forth in this Agreement, an amount (the “Adjusted Purchase Price”) equal to:

(i) the Base Purchase Price;

(ii) plus, the Closing Inventory Purchase Price;

(iii) minus, the amount of the Closing Indebtedness; and

(iv) minus, the amount of the Acquired Companies Transaction Costs.

(c) Not later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement (the “Pre-Closing Statement”) setting forth Seller’s good faith estimates of (i) (A) Closing Inventory Purchase Price (the “Estimated Inventory Purchase Price”), (B) Closing Indebtedness (the “Estimated Closing Indebtedness”), and (C) the Acquired Companies Transaction Costs (the “Estimated Acquired Companies Transaction Costs”), in each case, determined in accordance with GAAP, if applicable, and this Agreement, including the relevant definitions contained herein, and (ii) the Adjusted Purchase Price resulting from such estimates (the “Estimated Purchase Price”). Seller shall, to the extent reasonably requested by Purchaser, provide Purchaser and its authorized Representatives with reasonable access to the books and records of Seller and its Affiliates used to prepare the Pre-Closing Statement and the employees and accountants of Seller and its Affiliates involved in the preparation of the Pre- Closing Statement; provided, that such access does not unreasonably interfere with the conduct of Seller’s or its Affiliates’ business. The Parties agree that the historical data and assumptions set forth in Schedule 2.1(c) will be used to determine the Loyalty Amount for purposes of calculating Closing Indebtedness.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Parties expressly acknowledge and agree that Seller shall hereunder not sell, assign, convey or transfer to Purchaser, and Purchaser shall not purchase or acquire from Seller the assets, properties or rights set forth on Schedule 2.2 (collectively, the “Excluded Assets”). To the extent that any Excluded Assets remain located at any of the Locations or any other owned or leased real property of the Acquired Companies after the Closing Date, Purchaser shall cause the Acquired Companies to grant to Seller and its Affiliates and their respective representatives reasonable access to such property from and after the Closing Date for a reasonable period of time not to exceed one hundred eighty (180) days to permit Seller and such persons to review and remove such Excluded Assets and make any other appropriate arrangements with respect thereto. Seller will consult with Purchaser in advance of taking any such actions following the Closing Date with a view towards establishing a mutually agreeable plan for such review and removal so that these actions will not unreasonably interfere with the normal operation of the Locations.

2.3 Adjusted Purchase Price Adjustment.

(a) For purposes of this Agreement, the “Adjustment Amount” shall be the difference obtained by subtracting (i) the Estimated Purchase Price from (ii) the Adjusted Purchase Price as finally determined pursuant to this Section 2.3.

(b) No later than ninety (90) days following the Closing Date, Purchaser shall prepare or cause to be prepared and deliver to Seller a statement (the “Closing Date Statement”) providing a good faith calculation of (i) (A) the Closing Inventory Purchase Price (which shall reflect the outcome of the Inventory count process set forth in Section 3.1), (B) the Closing Indebtedness, and (C) the Acquired Companies Transaction Costs, and (ii) based on the amounts set forth in clause (i), the Adjusted Purchase Price and the Adjustment Amount, in each case determined in accordance with GAAP, if applicable, and in a manner otherwise consistent with this Agreement, including the relevant definitions contained herein.

(c) During the Dispute Period and the Resolution Period, Purchaser shall, to the extent reasonably required to aid Seller and its authorized Representatives’ review of the Closing Date Statement, (i) provide Seller and its authorized Representatives with reasonable access to the books and records (including work papers and other reasonable back-up support for each calculation therein) of the Acquired Companies used to prepare the Closing Date Statement and the employees and accountants of the Acquired Companies involved in the preparation of the Closing Date Statement; provided, that such access does not unreasonably interfere with the conduct of any Acquired Company’s business, and (ii) reasonably cooperate with Seller and its authorized Representatives, including the provision on a reasonably timely basis of all information reasonably requested by Seller and its authorized Representatives in connection with their review of the Closing Date Statement.

(d) After receipt of the Closing Date Statement, Seller shall review the Closing Date Statement and, no later than thirty (30) days after Purchaser’s delivery to Seller of the Closing Date Statement (the “Dispute Period”), Seller shall notify Purchaser in writing that (i) Seller agrees with the Closing Date Statement and the determinations and calculations contained therein, including the Adjustment Amount (an “Approval Notice”), or (ii) Seller disagrees with the Closing Date Statement or any of such determinations or calculations, identifying with reasonable specificity the items with which Seller disagrees, the nature of such disagreements, Seller’s proposed determination or calculation of such items and Seller’s proposed calculation of the Adjustment Amount (a “Dispute Notice”). If Seller fails to deliver any such notice prior to the expiration of the 30-day review period, it shall be deemed to be in agreement with the Closing Date Statement and the determinations and calculations contained therein, including the Adjustment Amount. Upon receipt by Purchaser of a Dispute Notice, Purchaser, on the one hand, and Seller, on the other hand, will attempt during the twenty (20) Business Day period following the date of Seller’s delivery to Purchaser of a Dispute Notice (as such period may be extended by the written agreement of Purchaser and Seller, the “Resolution Period”) to resolve any differences they may have as to the amounts set forth in the Closing Date Statement or any of the determinations or calculations contained therein, including the Adjustment Amount. If Purchaser and Seller do not reach written agreement during the Resolution Period, within five (5) Business Days thereafter, their disagreements, limited to only those issues still in dispute (the “Remaining Disputes”), shall be promptly submitted to the Independent Accounting Firm, which firm shall conduct such additional review as is necessary to finally resolve the specific Remaining Disputes referred to it (acting as an expert and not an arbitrator). Purchaser and Seller will enter into an engagement letter with the Independent Accounting Firm promptly after its retention on customary terms. Seller and Purchaser shall reasonably cooperate with the Independent Accounting Firm to facilitate its resolution of the Remaining Disputes, including by providing the information, data and work papers used by the applicable party to prepare the Closing Date Statement and the Dispute Notice, as applicable, and to calculate the Adjustment Amount and the amounts underlying each of the Remaining Disputes, making its personnel and accountants reasonably available to explain any such information, data or work papers and by each of Seller and Purchaser submitting to the Independent Accounting Firm its proposed resolution of each of the Remaining Disputes and a proposed Closing Date Statement and calculation of the Adjustment Amount prepared based on such proposed resolutions. Neither Seller nor Purchaser nor any of their respective Representatives shall have any ex parte communications with the Independent Accounting Firm relating to this Agreement or the Transactions, including the resolution of the Remaining Disputes, and Seller and Purchaser shall copy one another on any written submissions made to the Independent Accounting Firm. Based upon such review and other information from the Parties and their respective accountants that the Independent Accounting Firm may reasonably request, the Independent Accounting Firm shall determine (x) each of the individual Remaining Disputes by selecting, with respect to each such Remaining Dispute, the resolution proposed by either Seller or Purchaser that, in the determination of the Independent Accounting Firm, most closely conforms to the terms of this Agreement, including this Section 2.3 and the relevant definitions contained herein and (y) based on its determinations of the Remaining Disputes in accordance with clause (x), the adjusted Closing Date Statement and calculation of the Adjustment Amount (the “Independent Accounting Firm Determination”). In resolving each Remaining Dispute, the Independent Accounting Firm shall choose either the value assigned by Seller to such item or the value assigned by Purchaser to such item in its proposed resolutions, and may not assign an amount or value for any item other than an amount or value proposed by Seller or Purchaser in such resolution. Such Independent Accounting Firm Determination shall be completed as promptly as practicable and, if possible, not later than thirty (30) days following the submission of the Remaining Disputes to the Independent Accounting Firm, shall be explained in reasonable detail and confirmed by the Independent Accounting Firm in writing to Seller and Purchaser and shall be final, non-appealable and binding on the Parties hereto for all purposes, except in the case of fraud or as necessary to correct manifest clerical or mathematical errors. Notwithstanding the foregoing, the Closing Inventory Purchase Price will be exclusively determined pursuant to Section 3.1.

(e) The fees and expenses of the Independent Accounting Firm shall be allocated between Seller, on the one hand, and Purchaser, on the other hand, in the same proportion that the aggregate amount of such Remaining Disputes so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Seller bears to the total proposed resolution of such Remaining Disputes so submitted by Seller to the Independent Accounting Firm, if any (as finally determined by the Independent Accounting Firm), and the balance shall be paid by Purchaser. For example, if Seller proposed resolution of the Remaining Disputes would result in an aggregate increase to the Adjustment Amount of $1,000 and the Independent Accounting Firm Determination results in an aggregate increase to the Adjustment Amount of $600, 40% of the fees and expenses of the Independent Accounting Firm would be borne by Seller and 60% of the fees and expenses of the Independent Accounting Firm would be borne by Purchaser.

(f) On or prior to the fifth (5th) Business Day after the earliest of (i) the receipt by Purchaser of an Approval Notice, (ii) the expiration of the Dispute Period if Purchaser has not received an Approval Notice or a Dispute Notice within such period, (iii) the resolution by Seller and Purchaser of all differences regarding the Closing Date Statement and the Adjustment Amount within the Resolution Period or (iv) the receipt of the Independent Accounting Firm Determination, the Adjustment Amount shall be paid as follows:

(i) if the Adjustment Amount is a negative number, Seller shall pay (or cause to be paid) to Purchaser, an amount equal to the absolute value of the Adjustment Amount by wire transfer of immediately available funds to the account or accounts designated in writing by Purchaser without set-off or deduction of any kind;

(ii) if the Adjustment Amount is a positive number, Purchaser shall pay (or cause to be paid) to Seller an amount equal to the Adjustment Amount, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller without set-off or deduction of any kind; or

(iii) if the Adjustment Amount is equal to zero dollars ($0), no payment shall be made in respect thereof.

2.4 Withholding. Notwithstanding anything in this Agreement to the contrary, any Person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct or withhold from any amounts payable pursuant to or as contemplated by this Agreement, as applicable, any withholding Taxes or other amounts required under the Code or any other applicable Law to be deducted or withheld. Purchaser will, prior to any deduction or withholding, use commercially reasonable efforts to notify Seller at least five (5) Business Days in advance of any anticipated withholding relating to any payment made to Seller. Each Party agrees to cooperate to timely sign and deliver or file such documents, certificates or forms as may be reasonably necessary or appropriate to establish any available exemption from (or otherwise reduce), such withholding. To the extent that any such amounts are so deducted or withheld and timely paid over to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.5 Conversion. At least one (1) Business Day prior to the Closing Date, Seller shall cause each of GTS Licensing Company, Inc. and Alon Financial Services, Inc. to be converted, pursuant to a statutory conversion under the Laws of Texas, from a Texas corporation to a Texas limited liability company (each such conversion, a “Conversion”).

ARTICLE III

INVENTORY, PURCHASE PRICE AND THE CLOSING

3.1 Inventory.

(a) Estimated Closing Physical Inventory. Together with the Pre-Closing Statement delivered in accordance with Section 2.1(c), Seller shall deliver to Purchaser a statement setting forth the estimated total quantity of all Inventories at all Locations used to determine the Closing Inventory Purchase Price and, with respect to Petroleum Inventory, within Rolling Stock, determined as of the date that is three (3) Business Days prior to the Closing Date (the “Inventory Date”) in the following manner: Seller shall deliver to Purchaser (i) a schedule with the dates of the last wall-to-wall physical count for the Petroleum Inventory, Deli Inventory, and Merchandise Inventory at every Location and (ii) another schedule with the post-Closing physical count itinerary to be performed at every Location no later than 60 days after the Closing Date. For the avoidance of doubt, Seller shall abstain from conducting any additional pre-Closing physical count after delivering the schedule referred in the foregoing clause (i) and the Pre-Closing Statement. Additionally:

(i) Petroleum Inventory. Seller shall estimate the total quantity and value of Petroleum Inventory at all Locations and contained within Rolling Stock as follows: (A)

for all Locations with functional automatic tank gauges, the Petroleum Inventory will be determined based on the most recent volume readings in the Titan Cloud system (or similar tracking system) on or before the Inventory Date, (B) for all other Locations, the Petroleum Inventory will be determined based on manual stick readings taken on or before the Inventory Date, and (C) Petroleum Inventory contained within Rolling Stock will be measured on or before the Inventory Date based on the then-current bills of lading for all Rolling Stock.

(ii) Deli Inventory. Deli Inventory at the Locations will be determined based on the most recent monthly audit conducted in the Ordinary Course of Business on or prior to the Inventory Date.

(iii) Merchandise Inventory. Merchandise Inventory at the Locations will be determined based on the inventory quantities shown via the automatic inventory data logged in the PDI management system on the Inventory Date, which quantities will be adjusted based on the most recent monthly inventory audit conducted prior to the Inventory Date.

(b) Post-Closing Physical Inventory Statement. On or before the date the Closing Date Statement is delivered in accordance with Section 2.3(b), Purchaser shall deliver to Seller a final statement (the “Inventory Reconciliation Sheets”) of the total quantity and total value of the Inventories at each Location as of the post-Closing physical count measurement date, determined in the same manner as described in Section 3.1(a)(i) – (iii), and the allocation of the missing Inventory amounts for each Location between Seller and Purchaser in the following manner: Seller shall absorb the pro rata share from the date of the last pre-Closing physical count to the Measurement Time, and Purchaser shall absorb the pro rata share from the Measurement Time to the post-Closing physical count.

(c) Observation Rights. Both Seller’s and Purchaser’s representatives may be present to observe the taking of any Petroleum Inventory, Deli Inventory, and Merchandise Inventory.

(d) Inventory Dispute. Notwithstanding the procedures set forth in Section 2.3(b), Seller shall have three (3) Business Days following delivery of the Closing Date Statement to verify the Inventory Reconciliation Sheets (“Inventory Review”). The Parties will cooperate in good faith and with due diligence to resolve any reasonable dispute as to valuation of Inventories. In the event the Parties are unable to agree on a final value of the Inventories, in accordance with the terms hereof, an inventory dispute (“Inventory Dispute”) will be deemed to exist, in which event the same, if not resolved within ten (10) Business Days after the Closing Date, shall be submitted by either Party for final determination to KPMG US LLP or another U.S. based accounting firm mutually acceptable to Seller and Purchaser (the “Independent Accounting Firm”). Each Party shall provide the Independent Accounting Firm with evidence in support of its respective grounds for the dispute and shall otherwise use commercially reasonable efforts to cause the Independent Accounting Firm to render a decision on the Inventory Dispute within twenty (20) days of the submission of the same. The decision of the Independent Accounting Firm shall be final and binding on the Parties and constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction. Each Party shall pay its respective costs and expenses incurred in relation to seeking resolution of an Inventory Dispute hereunder and shall split equally the fees and costs of the Independent Accounting Firm. The obligations of this Section 3.1(d) shall survive the Closing.

3.2 Payment of Closing Costs, Taxes and Other Charges; Purchase Price Allocation.

(a) Closing Costs and Transfer Taxes. Purchaser shall obtain title policies on the Real Property issued by the Title Company. Purchaser shall pay for the cost of all title insurance policies, as well as any additional fees or expenses of the Title Company to issue any extended coverage, the cost of any title endorsements requested by Purchaser, any lender coverage and the cost of any surveys for the Real Property. Notwithstanding anything to the contrary herein, each of Purchaser and Seller shall bear and pay one-half (1/2) of all sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary stamp, recording, fuels, beverage, tobacco, motor vehicle, or other transfer Taxes, recording fees, and similar Taxes and fees incurred and imposed upon, or with respect to, the Transactions contemplated by this Agreement (“Transfer Taxes”). If the Parties believe that they are exempt from any such collection of Transfer Taxes, each Party shall timely furnish to the other Seller an appropriate certificate or other evidence of such exemption. The Parties shall cooperate to mitigate any Transfer Taxes, including by the provision of and acceptance of exemption certificates and the furnishing of records and other documentation necessary to substantiate positions for nontaxability.

(b) Rental Payments. All rental payments and other similar property costs for which an invoice is received prior to the Effective Time or that relates to periods or portions thereof on, or prior to, the Effective Time, shall be paid by Seller. Seller shall promptly reimburse Purchaser for the portion of any such costs that Purchaser pays for which Seller is responsible hereunder.

(c) Utilities. Seller shall pay, when due, all charges for utilities furnished to the Locations prior to the Effective Time. Seller shall use commercially reasonable efforts to transition the utility accounts that are not in the name of an Acquired Company at the Locations to an Acquired Company prior to the Closing. If any utility accounts are not in the name of an Acquired Company as of the Closing, Seller, Seller agrees to cooperate and assist (at no cost to it) with the establishment of utility accounts in the name of the Acquired Companies with respect to the Locations, upon Purchaser’s request. Seller shall be entitled to retain any utility deposits for utility accounts in the name of Seller or its Affiliates (other than the Acquired Companies) that are refunded to Seller or such Affiliate upon the transition of such utility accounts to the Acquired Companies.

(d) Allocation of Purchase Price. Purchaser shall prepare and provide to Seller, for Seller’s review, a draft allocation of the Adjusted Purchase Price (together with related workpapers) within ninety (90) days after the Closing Date. Seller shall notify Purchaser within ten (10) Business Days of receipt of such draft allocation of any objection Seller may have thereto, along with any specific proposed revisions. Purchaser and Seller agree to resolve any disagreement (any such disagreement, an “Allocation Dispute”) with respect to such allocation in good faith and with due diligence, all in accordance with the residual method set forth in Section 1060 of the Code (“Allocation”). If Seller and Purchaser are unable to resolve any such Allocation

Dispute within twenty (20) days of Seller notifying Purchaser of any objection, Purchaser and Seller shall submit any such Allocation Dispute to the Independent Accounting Firm to resolve in accordance with Section 2.3, mutatis mutandis. Each Party shall pay its respective costs and expenses incurred in relation to seeking resolution of an Allocation Dispute hereunder and shall split equally the fees and costs of the Independent Accounting Firm. Any agreed-upon Allocation or Allocation determined by the Independent Accounting Firm shall become a “Final Allocation”, and (i) any adjustments to the Adjusted Purchase Price, or to any other items of consideration, cost, or expense taken into account in the Final Allocation for U.S. federal income Tax purpose, shall be allocated in a manner consistent with the Final Allocation, and (ii) except as otherwise required by applicable Law, each of Seller and Purchaser agrees it shall, and shall cause each of its Affiliates, (a) to report, act, and file all Tax Returns in all respects and for all purposes consistent with any Final Allocation, and (b) to not take any position for Tax purposes (whether in any Tax proceeding or otherwise) that is inconsistent with the Final Allocation determined pursuant to this Section 3.2(d); provided, however, that no Person shall be unreasonably impeded in its ability and discretion to negotiate, compromise, or settle any Tax audit, claim, or similar proceedings in connection with the Final Allocation. The obligations of this Section 3.2(d) shall survive the Closing.

3.3 Closing Time and Place.

(a) Closing. Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the consummation of the Transactions (the “Closing”) shall take place via electronic exchange of signatures at 10:00 a.m. Central Prevailing Time on the fifth (5th) Business Day following the date that the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or, when permissible, waived, or on such other date and at such other time and place as the Parties mutually agree in writing; provided, however, that, if such fifth (5th) Business Day is within the last fifteen (15) days of a calendar month, then the Closing shall occur on the last Business Day of the calendar month in which such fifth (5th) Business Day occurs (provided in each case, that, as of such scheduled closing date, all of the conditions to the obligations of the Parties to consummate the Transactions as of such closing date shall continue to be satisfied or waived). The sale of the Purchased Interests shall be effective as of 11:59 p.m. Central Prevailing Time on the Closing Date (“Effective Time”). The actual date at which the Closing occurs is hereinafter referred to as the (“Closing Date”).

(b) Transition Services Agreement. The Parties agree to enter into a transition services agreement (the “TSA”) as of the Effective Time. A copy of the proposed TSA is attached hereto and incorporated as Exhibit D. Purchaser shall be entitled to all profits at the Locations effective from and after the Effective Time. Under the TSA, Seller shall be paid an agreed administrative fee in an amount calculated to cover all costs for the services provided.

3.4 Seller’s Deliveries at Closing. At the Closing, Seller will deliver (or cause to be delivered) to Purchaser the following:

(a) a duly executed instrument of transfer, substantially in the form attached hereto as Exhibit A (the “Assignment of Membership Interests”), evidencing the assignment and transfer to Purchaser of the Purchased Interests, duly executed by Seller;

(b) documentary evidence of receipt of the Consents set forth on Schedule 3.4(b), in each case, such Consent executed by the consenting Third Party;

(c) a duly executed IRS Form W-9 from Seller;

(d) a duly executed Distributor Sales Agreement executed by DK Trading & Supply, LLC, substantially in the form attached hereto as Exhibit E (the “Distributor Sales Agreement”);

(e) the duly executed TSA;

(f) a certificate of the secretary or assistant secretary, or equivalent officer, of Seller certifying as to a board resolution (or similar authorizing authority) authorizing this Agreement and the other Transaction Documents;

(g) a copy of the articles of organization or articles of incorporation and bylaws or operating agreement, in each case as amended, of each of the Acquired Companies certified (in the case of articles of incorporation or articles of organization) by the applicable Governmental Authority (as applicable) as of a date not more than fifteen (15) days prior to the Closing Date;

(h) the officer’s certificate referenced in Section 7.3(c);

(i) duly executed resignations of the directors, officers and managers of each of the Acquired Companies listed on Section 3.4(i) of the Disclosure Schedule effective as of the Closing, in the form attached hereto as Exhibit H;

(j) the duly executed UST Remediation Agreement;

(k) short form certificates dated within ten (10) days of the Closing Date as to the good standing of each of the Acquired Companies issued by the Secretary of State of the State of Delaware;

(l) documentary evidence, in form and substance reasonably satisfactory to Purchaser, of the termination of any and all Related Party Financial Assurance Obligations;

(m) the Release Agreement duly executed by Seller and the Acquired

Companies;

(n) a document setting forth all the login information for access to online licensing portals required to effectuate the obligations set forth in Section 6.12, including the New Mexico Professional Licensing User System and Texas Alcohol Industry Management System; and

(o) a duly executed Exclusive Trademark License Agreement.

3.5 Purchaser’s Deliveries at Closing. At the Closing, Purchaser will deliver (or cause to be delivered) to Seller the following:

(a) the Estimated Purchase Price, by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered by Seller to Purchaser at least three (3) Business Days prior to the Closing Date;

(b) a duly executed counterpart of the Assignment of Membership Interests;

(c) a duly executed Distributor Sales Agreement;

(d) the officer’s certificate referenced in Section 7.4(c);

(e) a duly executed counterpart of the TSA;

(f) any and all closing costs to the Title Company;

(g) a duly executed counterpart of the UST Remediation Agreement;

(h) a duly executed Exclusive Trademark License Agreement; and

(i) all other documents, instruments and writings reasonably requested by the Title Company in order to meet the requirements of any title commitment issued to Purchaser.

3.6 Collection of Amounts Owed to a Party. In the event any Party receives any funds or other property that belongs to another Party then the receiving Party shall receive and hold such funds and property in trust for the benefit of the rightful Party and shall promptly, and in any case within five (5) Business Days, forward such funds and property to the rightful Party. As between the Parties, Seller shall be entitled to all income attributable to the operations conducted prior to the Effective Time (and shall be liable for all Accounts Payable attributable to the operations conducted prior to the Effective Time) and Purchaser shall be entitled to all income attributable to the operations conducted at or after the Effective Time (and shall be liable for all Accounts Payable (in each case, other than Retained Liabilities) attributable to the operations conducted after the Effective Time). From and after the Closing, if Purchaser or any of the Acquired Companies receives or collects any funds relating to any accounts receivable attributable to the operations conducted prior to the Effective Time, Purchaser or such Acquired Company shall remit such funds to Seller within five (5) Business Days after its receipt thereof. From and after the Closing, Seller shall pay to the applicable vendor or other creditor on or prior to the due date thereof all undisputed Accounts Payable attributable to the operations conducted prior to the Effective Time. In the event that Purchaser or any Acquired Company pays any amount in respect of an Accounts Payable for which Seller is liable hereunder, Seller shall reimburse to Purchaser or its designated Acquired Company the amount so paid within five (5) Business Days following Purchaser’s written request therefor. In the event that Seller pays any amount in respect of an Accounts Payable for which Purchaser is liable hereunder, Purchaser shell reimburse to Seller the amount so paid within five (5) Business Days following Seller’s written request therefor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Purchaser as follows as of the Signing Date and the Closing Date (except to the extent a specific date is referenced, in which case Seller represents and warrants to Purchaser as of such date) as follows:

4.1 Organization and Good Standing. The Acquired Companies are each limited liability companies or corporations, duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Texas and each has all requisite limited liability company or corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Acquired Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect.

4.2 Authorization. Each Acquired Company has full limited liability company or corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its respective Obligations hereunder and thereunder and to consummate the Transactions. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its respective Obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement, the other Transaction Documents and the performance of Seller’s and each Acquired Company’s Obligations hereunder and thereunder have been duly authorized by all necessary actions of Seller and each Acquired Company, and except as set forth herein, no other action, authorization or approval is required for any of the foregoing. Upon full execution, this Agreement and all other agreements or instruments herein contemplated to be executed by Seller and each Acquired Company, including the other Transaction Documents, are the legal, valid and binding agreements of Seller or such Acquired Company, as applicable, enforceable against Seller or such Acquired Company, as applicable, in accordance with their respective terms, subject in each case to the Remedies Exception.

4.3 Consents and Approvals.

(a) Except as set forth in Section 4.3(a) of the Disclosure Schedule, no consent, which has not been received or made, is necessary or required under any of the terms, conditions or provisions of any Law applicable to Seller or any Acquired Company and necessary for Seller or any Acquired Company to consummate the Transactions.

(b) Except as set forth in Section 4.3(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor any Acquired Company nor the consummation of the Transactions by Seller or any Acquired Company will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any Indebtedness under or performance required by, result in any right of termination of, or conflict with, (i) any of Seller’s or any Acquired Company’s organizational documents, or (ii) any judgment, decree, Order or award of any Governmental Authority applicable to Seller, any Acquired Company or the Locations or by which any of Seller or any Acquired Company may be bound.

(c) Except as set forth in Section 4.3(c) of the Disclosure Schedule, (i) neither the execution and delivery of this Agreement by Seller nor any Acquired Company nor the consummation of the Transactions by Seller or any Acquired Company will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any Indebtedness under or performance required by, result in any right of termination of, or conflict with any material agreement, indenture or other instrument to which Seller or any Acquired Company is a party or by which Seller’s or any Acquired Company’s assets may be bound, and (ii) all material Consents, declarations, filings and registrations with, and payments of all Taxes, fees, fines, and penalties to, any Governmental Authority or any other Person (either governmental or private) required in connection with the execution and delivery by Seller or any Acquired Company of this Agreement or the consummation of the Transactions by Seller or any Acquired Company have been (or will by Closing be) obtained, made and satisfied (to the extent the same is not the responsibility of Purchaser hereunder).

4.4 Licenses and Permits. Each Acquired Company is duly licensed, with all material requisite Permits, licenses and qualifications, as required by applicable Law for the purpose of conducting the Business or owning the Real Property and Personal Property at the Locations, including all of the Permits required for alcohol sales, gaming, lottery sales, tobacco sales, retail food sales and fuel sales. Except as set forth in Section 4.4 of the Disclosure Schedule, all such Permits held by the Acquired Companies are valid, unimpaired, binding and in full force and effect and each Acquired Company is in compliance and has been in compliance since January 1, 2021 with all such licenses and Permits, except as would not be material to the Acquired Companies. Since January 1, 2021 until the Signing Date, the Acquired Companies have not received any written notices that Seller or any Acquired Company is in violation in any material respect of any of the terms or conditions of any such Permit.

4.5 P&Ls; Books and Records.

(a) Set forth in Section 4.5 of the Disclosure Schedule are the unaudited profit and loss statements prepared in accordance with GAAP, reflecting the financial performance of the Business at each Location (the “P&Ls”) and the unaudited balance sheet of each of the Acquired Companies as of March 31, 2024 (the “Carve-Out Balance Sheet”, and collectively with the P&Ls, the “Carve-Out Financial Statements”). The P&Ls were prepared in the same manner for all Locations for the years ended December 31, 2022, and December 31, 2023. The Carve-Out Balance Sheet was prepared in the same manner for all Locations for the date of such Carve-Out Balance Sheet. The Carve-Out Financial Statements were prepared from the Books and Records and fairly present in all material respects the financial performance of the Business at each Location for such fiscal years, except the individual store P&Ls do not reflect certain services, benefits or other costs that are provided by Seller or one or more of its Affiliates to the Business at the Locations.

(b) The Acquired Companies maintain (i) books and records reflecting their assets and Liabilities that are accurate in all material respects and (ii) adequate and effective internal accounting controls that provide reasonable assurance that (A) the control objectives have minimized the risk of material financial misstatement, (B) all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the financial statements of the Acquired Companies, (C) access to the properties and assets of the Acquired Companies is permitted only in accordance with management’s authorization, (D) all transactions are executed with management’s authorization and accurately recorded in the correct period as necessary to permit the preparation of the financial statements of the Acquired Companies and disclosures in conformity with GAAP consistently applied and (E) the recorded accountability for items included in the financial statements of the Acquired Companies is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) During the past three (3) years, Seller has no Knowledge of any material complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or their respective internal accounting controls, including any such material complaint or claim that the Acquired Companies or Seller has engaged in questionable accounting or auditing practices or fraud.

4.6 Absence of Certain Developments. Except as set forth in Section 4.6 of the Disclosure Schedule, or as otherwise explicitly required by this Agreement or any Pandemic Response, for the period beginning January 1, 2024 through the Signing Date, none of the Acquired Companies has:

(a) suffered material damage, destruction or loss to, or change in the revenue production of, any of the Locations;

(b) (i) accelerated, terminated, materially modified or cancelled any Material Contract to which any Acquired Company is a party or by which it is bound, or any contract that would constitute a Material Contract if in effect as of the Signing Date; or (ii) entered into any Contract that would constitute a Material Contract if in effect as of the Signing Date or any real property lease;

(c) suffered the imposition of, or subjected any of its properties or assets to any Liens (other than Permitted Liens or Liens to secure Indebtedness that Seller shall cause to be removed at or in advance of Closing);

(d) purchased, leased or otherwise acquired the right to own, use or lease any property or assets other than in the Ordinary Course of Business, except for purchases of inventory or supplies in the Ordinary Course of Business;

(e) (i) increased or changed the benefits provided or compensation payable or to be provided or to become payable to any of the Retained Employees (other than increases in the Ordinary Course of Business or otherwise required by any Employee Benefit Plan, as applicable),

(ii) granted any severance, retention, change in control or termination payments or benefits to, or entered into or materially amended any employment, severance, retention, change in control or termination or other agreement or arrangement with, employees or individual service providers (except as required by applicable Law), or (iii) established, adopted, terminated or entered into or materially amended any Employee Benefit Plan (or any plan, program, policy, agreement or arrangement that would be an Employee Benefit Plan if in effect on the Signing Date); or (iv) taken any action to accelerate the vesting, lapsing of restrictions or timing of payment, or fund or in any other way secure the payment, in respect of any award or benefit provided pursuant to any Employee Benefit Plan;

(f) instituted, adopted or materially amended (or committed to institute, adopt or materially amend) any collective bargaining agreement;

(g) except in the Ordinary Course of Business, sold, leased, assigned, licensed or transferred any of its material assets or any portion thereof (other than sales of inventory or obsolete assets or assets with no book value and prepayment of Indebtedness using cash);

(h) created, incurred, assumed or guaranteed any Indebtedness for borrowed money either involving more than $1,000,000 or outside of the Ordinary Course of Business, except for (A) borrowing from banks (or similar financial institutions) necessary to fund capital expenditures or working capital in a manner consistent with the Acquired Companies’ budget for capital expenditures and ordinary working capital requirements, in each case, made available to Purchaser, or (B) any such Indebtedness that shall have been paid off or for which the Acquired Companies shall have been released at or prior to the Closing;

(i) made, changed or revoked any material election relating to Taxes, changed any annual accounting period, entered into any settlement or compromise relating to any Tax, amended any Tax Return, surrendered any Tax refund or credit, or filed any Tax Return, in each case, except (i) in the Ordinary Course of Business and in accordance with past practices, (ii) as otherwise required by applicable Law or (iii) if such action would not reasonably be expected to be material to Purchaser or any Acquired Company following the Closing;

(j) amended or authorized the amendment of its governing documents;

(k) issued, sold, granted, pledged or otherwise disposed of, or granted or suffered to exist any Lien (other than any generally applicable restrictions on transfer under any applicable securities Laws) with respect to, any of any Acquired Company’s Equity Interests or voting securities, or granted any security, right, subscription, warrant, option, call right, redemption right, repurchase right, “phantom” stock right or other Contract that gives any Person the right to purchase or otherwise be issued any Equity Interests in any Acquired Company or any security of any kind convertible into or exchangeable or exercisable for any Equity Interests in any Acquired Company;

(l) authorized capital expenditures in excess of $1,000,000, in the aggregate;

(m) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(n) filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of any Acquired Company or consented to (including by not timely challenging) the filing of any bankruptcy petition against any Acquired Company under any similar Law;

(o) created any Subsidiary;

(p) made any loan to, or entered into any transaction with or for the benefit of, any employee, director, officer or Affiliate of the Acquired Companies other than another Acquired Company;

(q) entered into a new line of business or abandoned or discontinued any existing line of business;

(r) effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN or other similar termination event involving multiple employees or other service providers;

(s) except as required by changes in GAAP, made any changes in the methods, principles and practices of accounting used by the Acquired Companies;

(t) changed in any material respect the policies or practices regarding accounts receivable or accounts payable or failed to manage working capital in accordance with past practices;

(u) disposed, sold, assigned, transferred, licensed (other than in the Ordinary Course of Business), abandoned, cancelled, permitted to lapse or failed to renew or continue to prosecute or defend any rights to any material Intellectual Property owned by the Acquired Companies;

(v) settled any material Action (other than ordinary course collection matters or matters involving the payment with respect to such matter of $1,000,000 or less by the Acquired Companies); or

(w) agreed to do any of the foregoing.

4.7 Brokers. Except as disclosed in Section 4.7 of the Disclosure Schedule, neither nor any Acquired Company nor Seller is a party to any Contract, undertaking or other arrangement to pay any broker’s, finder’s or financial advisor’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

4.8 Real Property.

(a) An Acquired Company has, or will have at Closing, fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. With respect to each Owned Real Property, other than the right of Purchaser pursuant to this Agreement or as set forth in Section 4.8(a) of the Disclosure Schedule, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) To Seller’s Knowledge, no lessor under any of the Acquired Leases has threatened in writing to terminate any Acquired Lease before the expiration date specified therein.

(c) There is no pending or, to Seller’s Knowledge, threatened condemnation or eminent domain Action with respect to any Real Property (nor any facts in existence which may give rise to any such Action).

(d) The Real Property comprises all of the real property used in connection with the Locations.

(e) The Owned Real Property and the Leased Real Property are structurally sound, in good condition, except for ordinary wear and tear, and are adequate for the uses to which they are being put, and none of such property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost to the Acquired Companies. Except as set forth in Section 4.8(e) of the Disclosure Schedule, to the Knowledge of Seller, there are no mechanic’s liens in effect with respect to the Owned Real Property or Leased Real Property.

4.9 Leased Real Property:

(a) Schedule 1.1-3 sets forth the street address of each Leased Real Property facility of Seller. True, correct and complete copies of each such lease, license or other agreement creating rights of an Acquired Company in the Leased Real Property and all amendments and extensions thereto have been made available to Purchaser. With respect to each of the Acquired Leases, (i) such Acquired Lease is legal, valid, binding and enforceable by and against the Acquired Company party thereto, subject in each case to the Remedies Exception, may be subject to the discretion of the court before which any proceeding may be brought, and is in full force and effect and has not been materially modified (except to the extent made available to Purchaser); (ii) except as set forth in Section 4.9(a) of the Disclosure Schedule, the Transactions do not require the consent of any other party, the absence of which would result in a breach of or constitute a default under such Acquired Lease, (iii) no Acquired Company, nor to the Knowledge of Seller, any other party to such Acquired Lease, is in material breach or default under any such Acquired Lease, and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Acquired Lease, and (iv) there are no letters of credit or guarantees with respect to the Leased Real Property.

(b) With respect to the Leased Real Property, (i) under the Acquired Leases, no material portion of any security deposit or portion thereof deposited has been applied in respect of a breach or default thereunder which has not been replenished in full; (ii) with the exception of the Acquired Leases, Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property (or any portion thereof); (iii) Seller has not collaterally assigned or granted any other security interest in any Acquired Lease (or any interest therein); (iv) there are no Liens on the estate or interest created by such Acquired Leases, other than Permitted Liens; and (v) no Action relating to any Acquired Leases, is pending or, to Seller’s Knowledge, threatened in writing.

(c) True, correct, and complete copies of each Contract in which an Acquired Company is the landlord related to Owned Real Property have been made available to Purchaser (“Tenant Leases”). Except as set forth in Section 4.9(c) of the Disclosure Schedule, (i) the Transactions do not require the consent of any Third Party to such Tenant Lease and will not result in a breach of or constitute a default under such Tenant Lease, and (ii) no Acquired Company, nor to the knowledge of Seller any other party to such Tenant Lease, is in material breach or default under any such Tenant Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Acquired Lease.

(d) With respect to the Leased Real Property, (i) with the exception of the Acquired Leases and as set forth in Section 4.9(d) of the Disclosure Schedule, no Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property (or any portion thereof); (ii) no Acquired Company has collaterally assigned or granted any other security interest in any Acquired Lease (or any interest therein); (iii) there are no Liens on the estate or interest created by such Acquired Leases, other than Permitted Liens; and (iv) no Action relating to any Acquired Leases, is pending or, to Seller’s Knowledge, threatened in writing.

4.10 Environmental Matters. Except as set forth in Section 4.10 of the Disclosure Schedule:

(a) The Acquired Companies are and have been for the past three (3) years in material compliance with all Environmental Laws with respect to which the Acquired Companies or the Business are subject, including timely possessing, renewing and complying with the terms and conditions of all Environmental Permits and Zoning Permits required under applicable Environmental Laws for the conduct of the Business as currently conducted;

(b) Neither Seller nor any Acquired Company has received, in the past three (3) years, from any Governmental Authority any written notice alleging any material violation of or Liability under any Environmental Law involving the Acquired Companies or the conduct of the Business, or any material Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws other than notices with respect to matters that have been resolved to the satisfaction of the relevant Governmental Authority and for which neither Seller nor any Acquired Company has any further material Obligations outstanding;

(c) No Acquired Company is subject to any outstanding Order nor, to Seller’s Knowledge, has any Order been threatened in writing by any Governmental Authority that would reasonably be expected to impose a material Liability or restriction on operations pursuant to any Environmental Law with respect to the assets of the Acquired Companies or the Business;

(d) There are no Actions pending, or, to Seller’s Knowledge, threatened in writing, that would reasonably be expected to impose a material Liability or material restriction on operations with respect to the Acquired Companies or the Business under any applicable Environmental Law or arising from the Release or presence of or exposure to Hazardous Materials;

(e) The Acquired Companies have not, in the past three (3) years, stored, managed, disposed of, Released or exposed any Person to any Hazardous Materials such as would reasonably be expected to give rise to material Liabilities or a requirement for notification, investigation or remediation under Environmental Laws;

(f) No Acquired Company is subject to any outstanding Order or any Lien (other than a Permitted Lien) pursuant to any Environmental Law; and

(g) Seller has made available to Purchaser copies of all material third-party written assessments, audits, investigation reports, studies, test results or similar environmental documents in Seller’s or the Acquired Companies’ custody or control relating to environmental, health or safety matters or Hazardous Materials.

4.11 Material Contracts.

(a) Section 4.11 of the Disclosure Schedule lists, by category, all of the following Contracts in effect as of the Signing Date, including all amendments and supplements thereto, to which any Acquired Company is a party or to which Seller is a party solely with respect to the Business:

(i) Contracts providing for the acquisition or disposition of any business, Equity Interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) (A) entered into in the past three (3) years for an aggregate purchase price in excess of $1,000,000, or (B) pursuant to which any Acquired Company has any ongoing deferred purchase price obligations or earn-out obligations;

(ii) Contracts involving the compromise or settlement of any Action against any Acquired Company, pursuant to which any Acquired Company is subject to continuing payment obligations in excess of $1,000,000 or material performance obligations;

(iii) Contracts which establish a partnership, joint venture, joint development, strategic alliance, cooperative or similar arrangement;

(iv) Contracts granting any Preferential Right with respect to any Equity Interests of the Acquired Companies;

(v) Contracts which involve commitments to make capital expenditures in excess of $1,000,000 or which provide for the purchase of goods or services by any Acquired Company from any one Person under which the undelivered balance of such products or services has a purchase price in excess of $1,000,000 other than purchase orders with suppliers in the Ordinary Course of Business;

(vi) Contracts (A) that expressly limit in any material respect the freedom of the Acquired Companies to compete in any of their current material lines of business, or (B) granting a “most favored nation” or similar status to any Person or containing exclusive dealing arrangements that are material to the Business;

(vii) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $1,000,000, or any guarantee of third-party obligations in excess of $1,000,000, or any letters of credit, performance bonds or other credit support, in each case, for amounts in excess of $1,000,000 for the Acquired Companies;

(viii) Contracts under which any Acquired Company (A) licenses from a third party any Intellectual Property that is material to the operation of the Business, or (B) licenses to a third party any Intellectual Property owned by the Acquired Companies that is material to the operation of the Business, in each case, other than (1) licenses for shrink-wrap, click-wrap or other off-the-shelf software, (2) other licenses for software, software-enabled services or data services that are generally available on standard terms with one-time or annual license fees of $1,000,000 or less, (3) nonexclusive licenses granted to customers, vendors and other service providers of the Acquired Companies in the Ordinary Course of Business, and (4) nonexclusive licenses that are implied by or incidental to the sale or purchase of goods or services in the Ordinary Course of Business;

(ix) Contracts which require the expenditure or result in revenue to the Acquired Companies of more than $1,000,000 in the aggregate annually;

(x) Contracts or leases pursuant to which any Acquired Company is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $1,000,000;

(xi) Contracts with any labor union or Contracts for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis (other than (x) offer letters or similar Contracts for at-will employment or (y) protective or restrictive covenants agreements, confidentiality agreements or proprietary rights or invention assignment agreements with at-will employees, in each case, that do not deviate in any material respect from the forms of such agreements made available to Purchaser);

(xii) hedging, swap, derivative or similar Contracts;

(xiii) Contracts with respect to the lending or investing of funds to or in other Persons;

(xiv) Contracts that provide for the indemnification or assumption of any material Liability of any Person by any Acquired Company, other than Contracts that contain ordinary course indemnification obligations as part of, or ancillary to, a broader set of ordinary course business obligations unrelated to indemnification;

(xv) Contracts with any Governmental Authority;

(xvi) Contracts with any Material Customer or Material Supplier;

(xvii) Contracts relating to a fuel supply agreement or arrangement, including gasoline, diesel, bio-diesel, renewable diesel and diesel exhaust fluid fuel supply agreements or arrangements, other than Contracts terminable by the Acquired Companies on no more than ninety (90) days’ notice without a penalty, early termination payment or other Liability on the part of the Acquired Companies; and

(xviii) Contracts whereby an Acquired Company has granted a power of attorney.

Each Contract required to be set forth in Section 4.11 or Section 4.25 of the Disclosure Schedule, together with each Contract entered into after the Signing Date and prior to the Closing in accordance with this Agreement that, if entered into prior to the Signing Date, would be required to be set forth in Section 4.11 or Section 4.25 of the Disclosure Schedule, is a “Material Contract”.

(b) Seller has made available to Purchaser true and complete copies of each Material Contract. The Material Contracts are in full force and effect, are valid, binding and enforceable in accordance with their respective terms against the applicable Acquired Company and, to Seller’s Knowledge, against each other party thereto, subject in each case to the Remedies Exception. As of the Signing Date, there are no material Liabilities of Seller or any Acquired Company arising from any breach or default of any provision of any Material Contract by Seller or any Acquired Company or, to Seller’s Knowledge, any other party thereto, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by Seller or, to Seller’s Knowledge, any other party thereto. The Acquired Companies are not in default under and have fulfilled all material Obligations required to have been performed by the Acquired Companies prior to the Signing Date pursuant to the terms of each Material Contract.

4.12 Compliance with Laws. Except as disclosed in Section 4.12 of the Disclosure Schedule, the Acquired Companies have during the three (3) years preceding the Signing Date complied with and are in compliance in all material respects with all Laws applicable to the Locations, the Business or any Real Property, and, to Seller’s Knowledge, no written claims have been filed against Seller or its Affiliates alleging a material violation of any such Laws, and neither Seller nor any Acquired Company has received written notice of any such violations. During the three (3) years preceding the Signing Date, all aspects of the Business conducted by the Acquired Companies are in compliance in all material respects with all applicable Laws related to the preparation, holding, offering for sale and sale of food, beverages, alcohol, tobacco and lottery and gaming products, including any applicable Laws governing food and beverage safety and handling, nutrition labeling on menus and product packaging and branding and any applicable Laws governing alcohol sales, lottery sales, gaming, tobacco sales and fuel sales.

4.13 Litigation. Except as set forth in Section 4.13 of the Disclosure Schedule, there are no Actions of a material nature pending or, to Seller’s Knowledge, threatened in writing against (a) Seller or its Affiliates, related to the Business, or (b) the Acquired Companies. As of the Signing Date, the Acquired Companies are not, and during the three (3) years preceding the Signing Date have not been, subject to any material Order related to any of the Acquired Companies or the Business, and no Acquired Company has entered into any material settlement with a Governmental Authority. There is no Action pending or, to Seller’s Knowledge, threatened in writing against or involving Seller or the Acquired Companies which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the Transaction.

4.14 Taxes. Except as set forth in Section 4.14 of the Disclosure Schedule:

(a) Each Acquired Company has timely and properly filed (taking into account applicable extensions) all income, franchise, sales, use, and other material Tax Returns required to be filed by it (collectively, such Tax Returns, the “Acquired Company Returns”), and all such Acquired Company Returns are true, correct and complete in all material respects. All income, franchise, sale, use, and other material Taxes due and owing by, on behalf of, or with respect to, any Acquired Company (whether or not shown as due and payable on any Acquired Company Return) have been timely paid. Neither Acquired Company is currently the beneficiary of any extension of time within which to file any Acquired Company Return. The financial statements of the Acquired Companies properly and adequately accrue or reserve for Tax liabilities of the Acquired Company in accordance with GAAP.

(b) Seller has delivered or made available to Purchaser true, correct, and complete copies of all Acquired Company Returns and examination reports with respect to either Acquired Company, and statements of deficiencies assessed against, or agreed to by, either Acquired Company, as applicable, in each case for taxable periods beginning on or after January 1, 2018. No consent has been given with respect to, or requested from, an Acquired Company to waive or extend any statute of limitations in respect of any income, franchise, sales, use, or other material Taxes or to extend the time in which any income, franchise, sales, use, or other material Taxes may be assessed or collected by any Governmental Authority, which consent or extension remains in effect. No power of attorney with respect to any Tax of an Acquired Company has been executed or filed with any Governmental Authority, which power of attorney will be in effect after Closing.

(c) There is no action, suit, proceeding, assessment, claim, or audit now in progress, pending, proposed or threatened against an Acquired Company with respect to any income, franchise, sales, use, or other material Tax.

(d) No Acquired Company has been a member of an Affiliated Group and no Acquired Company has, or has had, any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (or arrangement properly classified as an entity under Treasury Regulations Section 301.7701-1) other than the direct or indirect ownership interest in each of the entities listed on Section 4.14(d) of the Disclosure Schedule. No Acquired Company has any Liability for Taxes of any other Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by Contract (other than a customary Tax indemnification provision contained in an ordinary course commercial agreement not primarily related to Taxes).

(e) No Acquired Company is a party to or bound by any Tax allocation or Tax sharing Contract or arrangement that will be in effect after the Closing Date (except a customary Tax indemnification provision contained in an ordinary course commercial agreement not primarily related to Taxes).

(f) Each Acquired Company has properly deducted or withheld and paid to the appropriate taxing authority all material Taxes required to have been deducted or withheld and paid, and each Acquired Company has complied with all reporting and record retention requirements related to such Taxes in all material respects.

(g) No claim has ever been made by a taxing authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by such jurisdiction. There are no jurisdictions in which an Acquired Company Return is required to be filed other than the jurisdictions in which Acquired Company Returns have been filed. In the prior six (6) years, other than the audits or examinations by a Governmental Authority listed on Section 4.14(g), no Acquired Company Return has ever been examined or audited by any Governmental Authority. In the prior six (6) years, no Acquired Company has received from any Governmental Authority any: (i) written notice indicating an intent to open an audit or other review of any material Tax matter; (ii) written request for information related to material Tax matters; or (iii) written notice of material deficiency or proposed material Tax adjustment. No deficiency for material Taxes has ever been proposed, asserted or assessed in writing by any Governmental Authority against an Acquired Company that remains unpaid or unresolved. There are no matters under discussion by an Acquired Company with any Governmental Authority with respect to material Taxes that are likely to result in an additional Liability for Taxes with respect to an Acquired Company.

(h) There are no Liens for Taxes (other than Permitted Liens) upon the assets of an Acquired Company.

(i) No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Law). No Acquired Company has participated in any Tax amnesty program.

(j) Each Acquired Company other than Alon Financial Services, Inc. and GTS Licensing Company, Inc. is an entity disregarded as separate from Seller for all applicable income Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to an Acquired Company in the six-year period prior to Closing.

(k) No Acquired Company is or will be required to pay any material Tax, include any material amounts in income, profits, or gains, or exclude any material items of loss, deduction, or credit, in a taxable period (or portion thereof) beginning after the Closing Date as a result of an action, event, election, relationship or circumstance entered into or occurring (or deemed for Tax purposes to have been entered into or to have occurred) by or with respect to an Acquired Company on or before the Closing Date, including as a result of: (i) a change in an accounting method or use or change in an incorrect method of accounting occurring before the Closing, including by reason of application of Section 481 of the Code (or an analogous provision of state, local, or non-U.S. Law) executed on or before the Closing Date; (ii) an installment sale or open transaction entered into before the Closing; (iii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law)

executed on or before the Closing Date; (iv) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (v) an election to defer income pursuant to the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (vi) any prepaid amount received in, or deferred revenue with respect to, a Pre-Closing Tax Period; or (vii) the application of Sections 951, 951A, 956 or 965 (including an election under Section 965(h)) of the Code (or any similar or corresponding provision of state, local or non-U.S. Law).

(l) There are no material Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements, that are not generally available to Persons without specific application therefor, that are applicable to an Acquired Company.

(m) Each Acquired Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Law).

(n) No Acquired Company has been a party to, or the subject of, any transaction treated by the parties thereto as one to which Section 355 or Section 361 of the Code (or any similar or corresponding provision of state, local or non-U.S. Law) applied or was intended to apply in the two (2) year period ending on the Closing Date.

(o) No Acquired Company has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or otherwise has or has had an office or fixed place of business, or conducted any activity, in each case, in a country other than the country in which it is organized that could give rise to a local filing obligation.

(p) No Acquired Company has received any Tax rulings, submitted any requests for rulings, or entered into any closing agreements relating to any material Taxes for which an Acquired Company may be liable that could affect Liability for any material Taxes for an Acquired Company in or with respect or related to any Tax year or period beginning after the Closing Date. No Acquired Company has entered into any Contract or arrangement with any Governmental Authority that requires it to take any action or to refrain from taking any action relating to Taxes. No Acquired Company is a party to any Contract or arrangement with any Governmental Authority related to Taxes that would be terminated or adversely affected as a result of the Transactions contemplated by this Agreement.

(q) No Acquired Company is a party to any Contract or arrangement, and there is no amount paid or payable by an Acquired Company in connection with execution or approval or the consummation of the Transactions contemplated by this Agreement (either solely as a result thereof or as a result of such Transactions in conjunction with any other event), that has resulted or could reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or non-U.S. Tax Law).

(r) None of the assets reflected on the Carve-Out Financial Statements is Tax- exempt use property within the meaning of Section 168(h) of the Code.

All references to an Acquired Company in this Section 4.14 shall include any of its predecessors, if any, and any Person that merged with and into, liquidated into or converted into such member, as applicable. Notwithstanding anything to the contrary in this Agreement, Sections 4.3(b), 4.6(i), 4.18(g), and 4.19 (to the extent each relates to Taxes) and this Section 4.14 contains the sole and exclusive representations and warranties of Seller with respect to Taxes and Acquired Company matters, and no other representations or warranties are made by Seller with respect to Taxes or Acquired Company matters.

4.15 Equity Interests.

(a) The authorized and issued and outstanding Equity Interests of each Acquired Company are set forth in Section 4.15(a) of the Disclosure Schedule, which Equity Interests constitute the only issued or outstanding Equity Interests of the Acquired Companies. All such Equity Interests have been duly authorized and validly issued and are fully paid and non- assessable. Seller is the sole record and beneficial owner of, and has good and marketable title to all of the Equity Interests of the Acquired Companies as set forth in Section 4.15(a) of the Disclosure Schedule, free and clear of any Liens, other than any generally applicable restrictions on transfer under the Securities Act and any applicable state securities Laws.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, there are no Equity Interests of any Acquired Company outstanding or reserved for issuance, and there is no security, right, subscription, warrant, option, call right, redemption right, repurchase right, “phantom” stock right or other Contract that gives any Person the right to purchase or otherwise be issued any Equity Interests in any Acquired Company or any security of any kind convertible into or exchangeable or exercisable for any Equity Interests in any Acquired Company, obligating any Acquired Company to issue or sell any Equity Interests, whether now or hereafter authorized. Except as set forth in Section 4.15(b) of the Disclosure Schedule, no Acquired Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, and there are no voting trusts, shareholder agreements, proxies or any other agreements, instruments or understandings with respect to the voting or sale or transfer of the Equity Interests of the Acquired Companies. None of the Equity Interests of Acquired Companies have been issued in violation of any agreement, arrangement or commitment to which Seller, any Acquired Company or any of their respective Affiliates was or is a party or in violation of any preemptive or similar rights of any Person.

4.16 Subsidiaries. No Acquired Company has any Subsidiary that is not an Acquired Company. No Acquired Company has any direct or indirect Equity Interest or similar interest by stock ownership or otherwise in any Person. No Acquired Company has agreed or is under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.

4.17 No Undisclosed Liabilities. The Acquired Companies have no material Liabilities other than (a) Liabilities reflected or reserved against on the Carve-Out Balance Sheet, (b) Liabilities associated with any matters disclosed in the Disclosure Schedules, (c) Liabilities incurred since the date of such Carve-Out Balance Sheet in the Ordinary Course of Business, (d) Liabilities incurred under this Agreement or in connection with the transactions contemplated thereby, and (e) Liabilities for current and future performance arising pursuant to the terms of any Contract of the Acquired Companies as to which no Acquired Company is in default.

4.18 Labor and Employment Matters.

(a) Section 4.18(a) of the Disclosure Schedule sets forth a true, accurate and complete list as of the Signing Date of each employee of an Acquired Company (each such individual, an “Employee”), showing each such Employee’s name, location (including city, state, and country), current employment status (active or on a leave of absence and the type of such leave), full-time or part-time status, FLSA designation (exempt or non-exempt), layoff status, if applicable, position, date of hire or seniority, annual compensation, including commissions, bonuses, and other payment of any type, fringe benefits (other than those applicable to all Employees), scheduled increases in compensation and benefits, scheduled promotions, and immigration status, including the type of visa or work authorization.

(b) Section 4.18(b) of the Disclosure Schedule sets forth a true, accurate and complete list of each individual consultant and independent contractor of an Acquired Company (each such individual a “Contractor”) and each such Contractor’s: (i) compensation/fees, (ii) initial date of engagement, (iii) location where services are provided (including city and state), and (iv) type of services provided.

(c) Each Acquired Company has correctly classified all current and former Contractors under applicable Law, and there is no basis for any such Person to claim employment rights with any Acquired Company. All individuals who are or were classified as “employees” of each Acquired Company are or were correctly classified under all applicable Laws by the applicable Acquired Company, as exempt or non-exempt under the Fair Labor Standards Act or similar applicable Law, as the case may be.

(d) Except as set forth in Section 4.18(d) of the Disclosure Schedule: (i) no Employee is represented by a union or other organization, (ii) there are no ongoing union organization activities relating to any of the Acquired Companies and, to Seller’s Knowledge, there are no threatened union organization activities relating to any of the Acquired Companies, and no such activities have occurred within the three (3) years preceding the Signing Date; (iii) no Acquired Company is a party to, currently negotiating or bound by any collective bargaining agreement or other labor contract; and (iv) there are no pending or, to Seller’s Knowledge, threatened strikes, pickets, work stoppages, walkouts, work slowdowns, lockouts, unfair labor practice charges, grievances, complaints or other labor disputes involving any of the Acquired Companies, and no such disputes have occurred within the three (3) years preceding the Signing Date. There is no labor organization, union, or employee representative, which pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(e) All current Employees are employed on an at will basis. The Acquired Companies have not made or agreed to make any payment or agreed to provide any benefit to any Employee or to any dependent of such Employee, in connection with the actual or proposed termination or suspension of employment of such Employee. The Acquired Companies do not have a pattern or practice of paying severance to terminated employees, except as required by applicable Law. All current Contractors of the Acquired Companies can be terminated with no more than thirty (30) days’ notice.

(f) Within the three (3) years preceding the Signing Date, no Acquired Company has implemented any employee layoffs or plant closures that did or could give rise to notice or payment obligations under WARN, and no such activities have been announced, are planned or will be implemented without advance notification to Purchaser. Section 4.18(f) of the Disclosure Schedule sets forth an accurate and complete list of all Employees who have been terminated or laid off, or whose hours of work have been reduced by more than 50% by the Acquired Companies, in the six (6) months preceding the Signing Date.

(g) The Acquired Companies are, and during the three (3) years preceding the Signing Date have been, in compliance in all material respects with all applicable Laws, and their own handbooks and policies relating to the employment of labor and employment practices, including all such Laws relating to hiring and termination of employees, fair employment practices, the proper classification of employees and independent contractors, wages, hours, collective bargaining, employment discrimination, civil rights, terms and conditions of employment, data privacy, employee benefits and compensation, contractual obligations, leaves of absence, affirmative action, immigration, safety and health, workers’ compensation, employee termination (actual or constructive), plant closing and changes in operations, meal and rest breaks, pay and equity and the collection and payment of withholding or social security Taxes, and the Acquired Companies, to Seller’s Knowledge, have not received notice, in writing, of any pending or threatened claim of violation of such Laws or investigation or audit related to these Laws. The Acquired Companies have timely paid all accrued fees, salaries, bonuses, commissions, wages, severance and accrued vacation pay due to be paid to the Employees.

(h) There are no employment-related Actions pending, or, to Seller’s Knowledge, threatened in writing, to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee, director, or contractor of the Acquired Companies, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. The Acquired Companies are not, and in the three (3) year period preceding the Signing Date, have not been, a party to a settlement agreement with a current or former employee or contractor that relates primarily to allegations of sexual harassment or sexual misconduct. In the three (3) year period preceding the Signing Date, no allegations or claims of sexual discrimination or harassment or sexual misconduct have been made against: (i) any director or officer of an Acquired Company, in their capacity as an officer of the Acquired Company, or (ii) any Employee or Contractor in connection with their employment or engagement.

(i) The Acquired Companies are in compliance in all material respects with the United States Immigration Reform and Control Act or any equivalent Law. To Seller’s Knowledge, each Employee has a lawful right to work in the United States and the Acquired Companies have in their files Form I-9s that were completed in accordance with applicable Law for each Employee.

(j) None of the Acquired Companies employs any individual who does not primarily provide services to one or more Acquired Companies.

4.19 Employee Benefit Plans.

(a) Section 4.19(a) of the Disclosure Schedule contains a list of all material Employee Benefit Plans. With respect to each of the Employee Benefit Plans, Seller has (to the extent applicable) made available to Purchaser true and complete copies of (i) the plan document (including all amendments thereto) or, if not written, a written description of the material terms thereof, (ii) any related service or trust agreements, insurance policies or other funding instruments, (iii) the most recent IRS determination letter relating to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) the most recent summary plan description, together with any summary of material modification thereto, (v) the most recent annual audited financial statements and opinion, and actuarial or other valuation reports prepared with respect thereto, (vi) the most recent Form 5500 annual report (including all attached schedules) and (vii) any material or non-routine correspondence to or from the IRS or any office or representative of the United States Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority received during the three (3) year period ending on the Signing Date, and the contents of such documents were true, correct and complete in all material respects.

(b) Except as set forth in Section 4.19(b) of the Disclosure Schedule:

(i) each Employee Benefit Plan has at all times been established, operated, administered, funded and maintained, in form and operation, in compliance with their terms and all applicable Laws, including the requirements of ERISA and the Code;

(ii) with respect to each Employee Benefit Plan, no non-exempt “reportable events” (as such term is defined in Section 4043 of ERISA) have occurred other than those events as to which the thirty-day notice period is waived;

(iii) each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS to the effect that such Employee Benefit Plan meets the requirements of Section 401(a) of the Code and, to Seller’s Knowledge, no facts or circumstances have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan;

(iv) no Acquired Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has within the six (6) years immediately preceding the Signing Date, sponsored, maintained or contributed to, or has or otherwise has had any obligations or incurred any liability, whether actual or contingent, with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA or Section 413 of the Code), (iii) any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA);

(v) with respect to each Employee Benefit Plan: (A) there have been no non-exempt prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (B) there has been no breach of fiduciary duty (as determined under ERISA) in connection with the administration or investment of the assets of any Employee Benefit Plan in connection with which the Acquired Companies or, to Seller’s knowledge, a third-party plan fiduciary would reasonably be expected to incur any liability, (C) all contributions and premium payments which are due have been paid on a timely basis, (D) all contributions and premium payments which are not yet due for any period ending prior to or on the Closing Date have been made or accrued in accordance with past practice, and (E) none of the Acquired Companies has received written notice that there are any audits, examinations or other matters pending or threatened in connection with such Employee Benefit Plan before any Governmental Authority;

(vi) none of the Acquired Companies has any current or potential obligation to provide post-employment or post-termination health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable Law for which the covered individual pays the cost of coverage up to the limits permitted under Section 4980B of the Code or any similar applicable Law;

(vii) (A) each Employee Benefit Plan that is subject to Section 409A of the Code and applicable guidance (if any) has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all applicable regulatory guidance (including proposed and final regulations, notices and rulings) thereunder during the respective time periods in which such operational or documentary compliance has been required, so as to avoid any Tax, penalty or interest under Section 409A of the Code, and (B) no Acquired Company is a party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. No additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan;

(viii) no Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Acquired Companies who reside or work outside of the United States;

(ix) there do not exist any pending or, to Seller’s Knowledge, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Benefit Plan;

(x) the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions and thereby (whether alone or in connection with another event(s), including a subsequent termination of any employee, officer, director or other service provider to any Acquired Company) will not (A) give rise to any material Liability under any Employee Benefit Plan; (B) accelerate the time of payment, funding, forgiveness of indebtedness, or vesting or increase the amount of compensation or benefits due to any current or former employee, officer, director or service provider to, any of the Acquired Companies; (C) entitle any current or former employee, officer, director or service provider to any payment of severance, termination or similar benefits; or (D) limit or restrict the right of Purchaser or any Acquired Company to merge, amend or terminate any of the Employee Benefit Plans or amend, terminate or transfer the assets of any Employee Benefit Plan on or after the Effective Time; or (E) result in any payment or benefit with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code; and

(xi) none of the Acquired Companies has any obligation to gross-up, indemnify or otherwise reimburse any of their respective employees or consultants for any Taxes incurred by such Person under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

4.20 Inventory. Except as set forth in Section 4.20 of the Disclosure Schedule, or as would not be material to the Acquired Companies, taken as a whole, (a) all Inventories of the Acquired Companies are readily accessible by the Acquired Companies and available for use in the Ordinary Course of Business and consist of a quality that is usable and salable in all material respects in the Ordinary Course of Business, except for damaged, obsolete or similar inventory that has been (or will be, as applicable) written off or written down in accordance with GAAP and is (or will be, as applicable) subject to established accounting reserves for damage, obsolescence or any other reason materially affecting inventory value in accordance in all material respects with GAAP applied on a consistent basis; (b) the quantities of each item of Inventories of the Acquired Companies are preserved in accordance with past practice and are held in quantities that are reasonably sufficient for the conduct of the business of the Acquired Companies as currently conducted in the Ordinary Course of Business; (c) one or more of the Acquired Companies holds the legal and beneficial title in all such inventory, free and clear of any Liens (other than Permitted Liens); and (d) no Inventories of any Acquired Company are held on a consignment basis.

4.21 Title and Sufficiency of Assets.

(a) Except as set forth in Section 4.21 of the Disclosure Schedule, one or more of the Acquired Companies own good and marketable title, or a valid leasehold interest, free and clear of all Liens, except for Permitted Liens, to all of the assets shown on the Carve-Out Balance Sheet. The buildings, structures, equipment, vehicles and other tangible assets owned or used by the Acquired Companies are structurally sound, in good operating condition, except for ordinary wear and tear, and are adequate for the uses to which they are being put, and none of such property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, in each case except as set forth in Section 4.21 of the Disclosure Schedule. Except as set forth in Section 4.21 of the Disclosure Schedule, the assets of the Acquired Companies include, in all material respects, all assets (i) used or held for use in connection with the conduct of the Business and (ii) necessary and sufficient for the continued conduct of the Business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

(b) The Acquired Rolling Stock described on Schedule 1.1-5 constitutes all of the Rolling Stock that is owned or leased by or to the Acquired Companies and used in connection with the Business. With respect to each unit of Acquired Rolling Stock, Schedule 1.1-5 sets forth: the location of such unit, a designation of whether such unit is leased, an identification of the lessor and lessee, any leases relating to the unit, the model year or year of manufacture, type, size, serial or vehicle identification number and age.

(c) Except as set forth on Section 4.21(c) of the Disclosure Schedule, to Seller’s Knowledge, each of the units of Acquired Rolling Stock is in good operating condition, ordinary wear and tear excepted, and is, and has been in the three (3) years preceding the Signing Date, maintained in compliance with all applicable Laws in all material respects and there has not been any material deferred maintenance or expenses with respect to the maintenance of any such units. The Acquired Companies have maintained all financial, operating and maintenance records required of motor carriers under applicable Law. Each unit of Acquired Rolling Stock displays a current periodic Federal Motor Carrier Safety Administration inspection or corresponding state safety and, where applicable, emissions inspection. None of the registrations of the units of Acquired Rolling Stock expire within 60 days of the Signing Date. To Seller’s Knowledge, there are no outstanding or anticipated cargo loss, damage or delay claims with respect to the Acquired Rolling Stock.

4.22 Intellectual Property.

(a) Section 4.22 of the Disclosure Schedule sets forth a true and complete list of all (i) Intellectual Property owned or used by any Acquired Company that are registered, issued or the subject of a pending application (collectively, the “Registered Intellectual Property”), in each case including, to the extent applicable, the current owner of record (along with the legal owner, if different), the date of filing, issuance or registration, the filing, issuance or registration number and the name and jurisdiction of the body where the filing, issuance or registration was made and (ii) material unregistered Intellectual Property owned or used by an Acquired Company.

(b) An Acquired Company, Seller or an Affiliate of Seller solely and exclusively owns and possesses all right, title and interest in and to the Registered Intellectual Property and all other Intellectual Property, free and clear of all Liens (other than Permitted Liens). Each of the Acquired Companies owns or has the right to use pursuant to a valid and enforceable written license, all Intellectual Property necessary for or used in or held for use in the operation of the business of such Acquired Company. Each item of the Registered Intellectual Property is valid, subsisting, in full force and effect and, to Seller’s Knowledge, enforceable. There are and have been no claims (including oppositions or cancellation actions) against any Acquired Company, Seller or any Affiliate of Seller (x) alleging that the operation of the Business infringed, misappropriated or otherwise violated, or infringes, misappropriates or otherwise violates, the Intellectual Property of a third Person, or (y) contesting the validity, use, ownership, enforceability or registrability of any of the Company Intellectual Property, and there is no basis for any such claim. No Seller or any Affiliate of Seller (through its use of Company Intellectual Property) nor any Acquired Company has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property of any third Person, and no Acquired Company nor Seller or any Affiliate of Seller has received any threats or notices regarding any of the foregoing (including any cease and desist letters, request for indemnification, demands or offers to license any Intellectual Property from any other Person), and to Seller’s Knowledge, the Company Intellectual Property have not been and are not being infringed, misappropriated or otherwise violated by any third Person. The Acquired Companies, Seller and its Affiliates have taken all reasonable and appropriate measures to maintain, protect and enforce the Company Intellectual Property, including protecting the confidentiality of all of its and their trade secrets and confidential information and, to Seller’s Knowledge, there has been no unauthorized disclosure, misappropriation or loss of any trade secret or material confidential information of the Acquired Companies.

(c) All present and past officers, directors, employees, contractors of, and consultants to, each Acquired Company, Seller or its Affiliates who materially contribute (or have materially contributed) to the development of any material Intellectual Property for or on behalf of any Acquired Company in the course of their employment or engagement with or on behalf of one or more of the Acquired Companies, have entered into agreements pursuant to which such Person agrees to protect the trade secrets and confidential information of the Acquired Companies and have assigned to one or more Acquired Companies all such Intellectual Property, without further consideration or any restrictions or obligations on the use or ownership by the Acquired Companies of such Intellectual Property.

(d) The Acquired Companies own, lease, license, or otherwise have the legal right to use all software, computer hardware, electronic data processing, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Acquired Companies in the conduct of the business (the “Business Systems”), and such Business Systems are in good working order and condition and are sufficient for the conduct of the Acquired Companies’ businesses in substantially the same manner as they are currently conducted, subject to the terms of the TSA. The Acquired Companies maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing in all material respects, and in the last twelve (12) months, there has not been any material failure, defect, bug, virus or other cause for substandard performance with respect to any of the Business Systems that has not been remedied. The Acquired Companies have taken all necessary actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby, including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program, and the taking and storing on-site and off-site of back-up copies of critical data.

4.23 Data Privacy.

(a) The Acquired Companies, and, to Seller’s Knowledge, each third party Processing Personal Information for or on behalf of any Acquired Company, has complied and is in compliance with all Laws, contractual obligations, industry standards and internal and external policies applicable to the collection, storage, processing, use, security, protection, transfer, disposal or disclosure (collectively, “Processing”) of Personal Information, and there have been during the three (3) years preceding the Signing Date no material losses, data breaches, thefts, unauthorized acquisitions, misuses or inadvertent disclosures of any Personal Information or any unauthorized access thereto, or any breach or unauthorized access to any Business Systems, including any such incident that would require the provision of notice to any Governmental Authority or Person.

(b) There is not pending and has not been during the three (3) years preceding the Signing Date any written complaint to, Action against, or, to Seller’s Knowledge, investigation of, any Acquired Company by any Person, data protection authority, state attorney general or similar state official or any other Governmental Authority, with respect to the Processing of Personal Information.

4.24 No Materially Adverse Effect. Since January 1, 2024, there has been no Materially Adverse Effect and there has been no state of facts, change, event, effect or occurrence that, individually or in combination with any other state of facts, change, event, effect or occurrence, would reasonably be expected to result in, a Materially Adverse Effect.

4.25 Affiliated Transactions. Except as set forth in Section 4.25 of the Disclosure Schedule, (a) no officer, director or equity holder of any Acquired Company, or any Affiliate of any such Person, or any Person related by blood or marriage to any such Person or Affiliate or any Person in which any such Person or Affiliate owns any beneficial interest (each such Person, a “Related Party”), (i) is a party to any Contract, commitment or transaction with any Acquired Company (other than any employment agreement entered into on arm’s length terms by any officer or employee of any Acquired Company), (ii) has any interest in any asset or right (tangible or intangible) owned or used by any Acquired Company, (iii) initiated or, to Seller’s Knowledge, threatened to bring any Action against any Acquired Company, (iv) provides assets or services to, or receives assets or services from, any Acquired Company (other than services provided and compensation and benefits received in the ordinary course by any director, officer or employee of any Acquired Company, and other than services subject to the terms of the TSA), or (v) owes any Indebtedness to, or is owed any Indebtedness by, any Acquired Company and (b) no Acquired Company has any obligation under any letters of credit, guarantees, surety bonds, performance bonds or similar Contracts or any other obligation to provide financial assurance for the obligations of any Related Party (any such obligation, a “Related Party Financial Assurance Obligation” and together with the other arrangements described in clauses (i) through (v), the “Affiliated Transactions”).

4.26 Customers and Suppliers. Section 4.26 of the Disclosure Schedule sets forth a true and complete list of the names of the Acquired Companies’ collective twenty (20) (i) largest customers, determined based on the aggregate total dollar amount of sales to such customers by the Acquired Companies (the “Material Customers”), and (ii) largest suppliers and service providers, determined based on the aggregate total dollar amount of purchases by the Acquired Companies from such suppliers (“Material Suppliers”), in each case for the twelve (12) months ended December 31, 2024. Except as set forth in Section 4.26 of the Disclosure Schedule, (a) no Acquired Company has received any indication from any Material Customer or Material Supplier that it intends to cancel, terminate or otherwise adversely modify in any material respect (through a reduction in business or otherwise) its relationship with the Acquired Companies as such relationship has been conducted during the twelve (12) months prior to the Signing Date.

4.27 Anti-Corruption; Sanctions; Anti-Money Laundering.

(a) In connection with this Agreement, neither Seller, the Acquired Companies nor any of their respective Affiliates or their respective directors, officers or employees has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person to improperly influence official action by that Person for the benefit of Seller, the Acquired Companies or their Affiliates, or to otherwise secure any improper advantage.

(b) In connection with this Agreement, Seller, the Acquired Companies and their Affiliates have conducted their businesses in material compliance with the Anti-Corruption Laws, the Anti-Money Laundering Laws and Sanctions.

(c) Seller, the Acquired Companies and their Affiliates have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with the Anti-Corruption Laws, the Anti-Money Laundering Laws, Sanctions and with the representations and warranties contained herein.

(d) Neither Seller, the Acquired Companies nor any of their Affiliates or their respective directors, officers or employees is an individual or entity that is, or is owned or controlled by one or more Persons that are: the subject of Sanctions; or located, organized or resident in a country or territory that is, or whose government is the subject of comprehensive territorial Sanctions (including Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, or any other Covered Region of Ukraine as identified pursuant to Executive Order 14065, Cuba, Iran, North Korea, and Syria).

4.28 Insurance. Section 4.28 of the Disclosure Schedule sets forth a true and complete list, as of the Signing Date, of all current material insurance policies and coverage (including self- insurance programs) maintained by the Acquired Companies and their properties, assets and businesses, including, for each, the amount and type of coverage, carrier, term and annual premiums. Section 4.28 of the Disclosure Schedule also sets forth a true and complete list, as of the Signing Date, of all material claims made by any Acquired Company (or any Affiliate of any Acquired Company in connection with the assets or Business of any Acquired Company) under any such insurance policy or coverage within the two (2) years preceding the Signing Date. Seller has made available to Purchaser true and complete copies of all such policies, together with all material riders and amendments thereto. All such insurance policies are in full force and effect, all premiums due and payable have been paid in full, and no Acquired Company is in default with respect to its obligations under any such insurance policy. There is no claim by any Acquired Company under any insurance policy as to which coverage has been denied or, to Seller’s Knowledge, disputed by the underwriters of any insurance policy. No Acquired Company has received any written notice of any material default, cancellation or non-renewal with respect to any such policy or coverage under any such insurance policies.

4.29 Bank Accounts; Directors and Officers.

(a) Section 4.29(a) of the Disclosure Schedule sets forth a true and complete list of all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for each of the Acquired Companies. Except as set forth in Section 4.29(a) of the Disclosure Schedule, no Acquired Company has granted any powers of attorney to any third Person.

(b) A true and complete list of the current directors and officers (or the equivalent thereof) of each Acquired Company is set forth in Section 4.29(b) of the Disclosure Schedule.

4.30 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV OR AS EXPRESSLY PROVIDED IN ANY OTHER TRANSACTION DOCUMENT, SELLER EXPRESSLY DISCLAIMS, ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES AND REPRESENTATIVES, (I) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS, INCLUDING WITH RESPECT TO THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR OTHERWISE RELATING IN ANY WAY TO THE ACQUIRED COMPANIES OR BUSINESS, ANY ESTIMATES OF THE VALUE OF THE ACQUIRED COMPANIES OR BUSINESS, THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES OR BUSINESS AND ANY OTHER DUE DILIGENCE INFORMATION, (II) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES AND (III) ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV OR AS EXPRESSLY PROVIDED IN ANY OTHER TRANSACTION DOCUMENT, PURCHASER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS OF THE ACQUIRED COMPANIES AND THE BUSINESS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 4.30 SHALL EXPRESSLY SURVIVE THE CLOSING. NOTWITHSTANDING THE FOREGOING, THIS SECTION 4.30 SHALL NOT LIMIT PURCHASER’S REMEDIES IN THE CASE OF FRAUD.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows as of the Signing Date and the Closing Date (except to the extent a specific date is referenced, in which case Purchaser represents and warrants to Seller as of such date) as follows:

5.1 Organization and Corporate Authority. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, adversely affect Purchaser’s ability to perform its Obligations under this Agreement. Purchaser is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, or would not reasonably be expected to, individually or in the aggregate, adversely affect Purchaser’s ability to perform its Obligations under this Agreement.

5.2 Authorization. Purchaser has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its Obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement, the other Transaction Documents and the performance of Purchaser’s Obligations hereunder and thereunder have been duly authorized by all necessary actions of Purchaser, and except as set forth herein, no other action, authorization or approval is required for any of the foregoing. Upon full execution, this Agreement and all other agreements or instruments herein contemplated to be executed by Purchaser, including the other Transaction Documents, are the legal, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject in each case to the Remedies Exception.

5.3 Consents and Approvals.

(a) Except as required pursuant to the HSR Act, no consent of or filing with any Governmental Authority or any other Person, which has not been received or made, is necessary or required under any of the terms, conditions or provisions of any Law applicable to Purchaser and necessary for Purchaser to consummate the Transactions.

(b) Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the Transactions by Purchaser will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under, or performance required by, result in any right of termination of, change any other rights pursuant to, or conflict with, (i) any of Purchaser’s organization documents, (ii) any agreement, indenture or other instrument to which Purchaser is a party or by which Purchaser’s assets may be bound, or (iii) any judgment, decree, Order or award of any Governmental Authority applicable to Purchaser, except which would not be reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Purchaser’s ability to perform its Obligations under this Agreement. Subject to the foregoing, all consents, approvals and authorizations of, and declarations, filings and registrations with, any Governmental Authority or any other Person (either governmental or private) required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the Transactions have been (or will by Closing be) obtained, made and satisfied.

(c) Except as set forth on Schedule 5.3(c), Purchaser, FEMSA and the ultimate parent entity (as defined in the HSR Act) of FEMSA do not directly or indirectly control any Person or own any business, in each case, that competes with the Acquired Companies or the Business in the United States.

5.4 Financing. Purchaser has the net worth, financial standing, access to required liquidity or necessary borrowing capacity to perform its Obligations hereunder. The Obligations of Purchaser under this Agreement are not contingent upon the ability of Purchaser to obtain incremental financing for the Transactions.

5.5 Brokers. Purchaser is not a party to any Contract, undertaking or other arrangement to pay any broker’s, finder’s or financial advisor’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

5.6 Anti-Corruption; Sanctions; Anti-Money Laundering.

(a) In connection with this Agreement, neither Purchaser nor any of its Affiliates or their respective directors, officers or employees has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person to improperly influence official action by that Person for the benefit of Purchaser or its Affiliates, or to otherwise secure any improper advantage.

(b) In connection with this Agreement, Purchaser and its Affiliates have conducted their businesses in material compliance with the Anti-Corruption Laws, the Anti-Money Laundering Laws and Sanctions.

(c) Purchaser and its Affiliates have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with the Anti-Corruption Laws, the Anti-Money Laundering Laws, Sanctions and with the representations and warranties contained herein.

(d) Neither Purchaser nor any of its Affiliates or their respective directors, officers or employees is an individual or entity that is, or is owned or controlled by one or more Persons that are: the subject of Sanctions; or located, organized or resident in a country or territory that is, or whose government is the subject of comprehensive territorial Sanctions (including Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, or any other Covered Region of Ukraine as identified pursuant to Executive Order 14065, Cuba, Iran, North Korea, and Syria).

5.7 Independent Investigation. PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE ACQUIRED COMPANIES AND BUSINESS AND THEIR RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS; IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF SELLER AND ITS AFFILIATES FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS

RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS; IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN ACQUISITION OF THE ACQUIRED COMPANIES; SELLER AND ITS AFFILIATES HAVE DELIVERED OR MADE AVAILABLE TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES, AS APPLICABLE, ALL INFORMATION WHICH PURCHASER OR ANY SUCH AFFILIATES OR REPRESENTATIVES HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; IT HAS RELIED SOLELY ON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY CONTAINED IN ARTICLE IV; AND (I) NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE BY SELLER OR ANY OTHER PERSON AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES AND (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND SIMILAR MATERIALS AND INFORMATION, PURCHASER IS FAMILIAR WITH SUCH UNCERTAINTIES, PURCHASER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ANY AND ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN DELIVERED OR MADE AVAILABLE TO IT OR ANY OF ITS REPRESENTATIVES AND PURCHASER HAS NOT RELIED OR WILL NOT RELY ON SUCH INFORMATION. NOTWITHSTANDING THE FOREGOING, THIS SECTION 5.7 SHALL NOT LIMIT PURCHASER’S REMEDIES IN THE CASE OF FRAUD.

5.8 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V OR AS EXPRESSLY PROVIDED IN ANY OTHER TRANSACTION DOCUMENT, PURCHASER EXPRESSLY DISCLAIMS, ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES AND REPRESENTATIVES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 5.8 SHALL EXPRESSLY SURVIVE THE CLOSING. NOTWITHSTANDING THE FOREGOING, THIS SECTION 5.8 SHALL NOT LIMIT PURCHASER’S REMEDIES IN THE CASE OF FRAUD.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Conduct of Business. During the Interim Period, except for Emergency Operations and except as expressly permitted or required under the terms of this Agreement, as required by Law or any Pandemic Response or to comply with the terms of any Contract in effect as of the Signing Date or as consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall cause the Acquired Companies to:

(a) operate the Locations in Ordinary Course of Business and, to the extent consistent with such operation, use its commercially reasonable efforts to: (i) preserve the Locations’ present management team; (ii) keep employees of Seller employed and working at the Locations, consistent with past practice; (iii) preserve all material business relationships with customers, vendors, suppliers, and others having business dealings with Seller at the Locations; (iv) keep customary levels of Inventory and Petty Cash Funds; (v) keep all of the material assets for the Acquired Companies in good working order and repair, ordinary wear and tear excepted; and (vi) maintain in full force and effect all of the existing casualty, liability, and other insurance of the Locations through the Closing Date in amounts not less than those in effect on the Signing Date;

(b) not take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Seller set forth in this Agreement becoming untrue, or (ii) any of the conditions to the Closing set forth in Section 7.3 not being satisfied;

(c) not take any action that would be required to be disclosed in Section 4.6 (Absence of Certain Developments);

(d) except as contemplated in this Agreement, not amend, modify or terminate any Material Contract or Acquired Lease, other than immaterial amendments or modifications and expirations of such Material Contract or Acquired Lease in accordance with its terms;

(e) not dispose of any material assets (excluding Excluded Assets) used in connection with the Business at any of the Locations other than in the Ordinary Course of Business;

(f) not agree in writing or otherwise to take any of the foregoing actions;

(g) not make any capital expenditures other than (i) as expressly provided for in the budget of the Acquired Companies, a correct and complete copy of which has been provided to Purchaser at least five (5) Business Days prior to the Signing Date and which is set forth in Schedule 6.1(g), or (ii) pursuant to Section 6.1(h);

(h) continue to make the capital expenditures set forth in Schedule 6.1(h) in the Ordinary Course of Business;

(i) Seller will use commercially reasonable efforts to obtain waivers of any outstanding options of rights of first refusal that applies to Purchaser’s ability to purchase/assume any Owned Real Property or Leased Real Property or any portion thereof, or interest therein for closing this Transaction.

6.2 Access and Information.

(a) During the Interim Period, provided that Purchaser is not in breach of this Agreement, Seller shall (and shall cause the Acquired Companies to) afford Purchaser and its representatives reasonable access during normal business hours to all Locations, Books and Records, and Tax Returns with respect to the Acquired Companies and the Locations (and all other information with respect to the Acquired Companies and the Locations required to be provided or made available hereunder), together with the opportunity, at the sole cost and expense of Purchaser, to make copies thereof and to discuss the Business at the Locations with such employees and agents of Seller and the Acquired Companies as Purchaser may reasonably request for the purposes of familiarizing itself with the Locations and the Acquired Companies and otherwise conducting its due diligence activities; provided, however, that (i) Seller shall be entitled to have its representatives present for any communication with or access to the Books and Records, the employees and Seller’s and the Acquired Companies’ assets and properties, (ii) Purchaser shall, and shall cause its Affiliates and representatives to, observe and fully comply with all health, safety and security rules, regulations, requirements and instructions of Seller and its Affiliates, as applicable, including any limitations on access or related activities that Seller reasonably determines, in light of the COVID-19 Pandemic or any Pandemic Response, would jeopardize the health and safety of Person, (iii) neither Purchaser nor any of its Affiliates or representatives shall conduct any on-site environmental site assessment, compliance evaluation or investigation with respect to the Locations or Seller’s other assets or properties without Seller’s prior written consent (which consent may be provided, conditioned, delayed or withheld in Seller’s sole discretion) and without reasonable consultation with Seller with respect to any such activity. In no event shall Purchaser or any of its Affiliates or representatives conduct any subsurface investigation or other form of sampling or testing of any environmental media, and (iv) such access shall not damage any of Seller’s or the Acquired Companies’ assets or unreasonably interfere with the Business. Additionally, Seller and the Acquired Companies shall not be required to grant access or furnish information to Purchaser or any of Purchaser’s representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by an existing Contract or agreement, and Purchaser shall have access to personnel records of the Acquired Companies, however, it shall not have access to personnel records of the Acquired Companies relating medical histories or other information that in Seller’s good faith opinion are sensitive or the disclosure of which could subject Seller or the Acquired Companies to risk of liability.

(b) With respect to the right of entry granted to Purchaser in this Section 6.2, Purchaser shall indemnify, defend, and hold Seller and its Affiliates harmless from and against any Losses because of personal or bodily injury or property damage which result directly from Purchaser’s or its representatives’ presence at any of the Locations.

(c) During the Interim Period, the Parties shall, and shall cause their respective Affiliates to, confer on a regular basis with one or more designated representatives of said Party to report material operational matters and to report the general status of ongoing operations, of the Locations.

6.3 Notification of Certain Matters. The Parties shall give prompt notice to the other Party of (a) the occurrence, or failure to occur, of any event of which it has knowledge that has caused any representation or warranty of the Party contained in this Agreement to be untrue or inaccurate in any material respect, and (b) the failure of a Party to comply with or satisfy in any respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the Parties or the conditions to its respective Obligations hereunder.

6.4 HSR Filings.

(a) During the Interim Period, each Party shall cooperate with the other Party and shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to consummate the Transactions, including (i) making or causing to be made the filings required of such Party or any of its Affiliates by Law with respect to the Transactions, as promptly as is reasonably practicable (and, with respect to the HSR Act, in any event no later than ten (10) Business Days after the Signing Date (unless a later date is mutually agreed to in writing by the Parties)), (ii) cooperating with the other Party and furnishing to the other Party all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) causing the expiration or termination of the notice or waiting periods under the HSR Act and any other Laws with respect to the Transactions as promptly as is reasonably practicable after the date of this Agreement, (iv) promptly informing the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority with respect to any such filings, and permitting the other Party to review in advance any proposed communication by such Party to any Governmental Authority with respect to any such filings, (v) consulting and cooperating with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions to be made or submitted by or on behalf of any Party in connection with any meetings or communications with, or Actions involving, any Governmental Authority with respect to any such filings, (vi) complying, as promptly as is reasonably practicable, with any requests received from a Governmental Authority by such Party or any of its Affiliates under the HSR Act or any other Laws for additional information, documents or other materials with respect to any such filings, (vii) working together to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law so as to enable the Closing to occur as soon as reasonably possible, and (viii) advise the other Party promptly of any communication received by such Party from any Governmental Authority regarding any of the Transactions, and, subject to applicable Law, permit the other Party to review in advance, and consider in good faith the views of the other Party in connection with, any proposed communication to any Governmental Authority regarding the Transactions. The Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other legal privilege pursuant to this Section 6.4 but only in the event and to the extent such information can be shared in a manner so as to preserve any such applicable privilege. Notwithstanding the foregoing provisions of this Section 6.4 or anything in this Agreement to the contrary, and subject to Section 6.4(d), Purchaser shall, on behalf of the Parties, control and lead all communications and strategy relating to any inquiry by any Governmental Authority and lead the process to obtain any necessary approval, consents, waivers, authorizations, and other confirmations from any Governmental Authority, subject to good faith consultations with Seller. Purchaser and Seller shall each pay fifty percent (50%) of the applicable HSR Act filing fee to report the Transactions. Each Party shall be pay all fees, costs and expenses of any consultants, economists, or other advisors retained by such Party in connection with any filings submitted to a Governmental Authority.

(b) Except as specifically required by this Agreement, each Party shall not, and shall cause its respective Affiliates not to, take any action (including entering into any acquisition agreement) that would reasonably be expected to adversely affect or materially delay or impair the approval of any Governmental Authority (including expiration or termination of any applicable waiting periods under the HSR Act) of any of the aforementioned filings. In furtherance and not in limitation of the covenants contained in this Section 6.4(b), the Parties shall use their reasonable best efforts to contest and defend against the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court with respect to the Transactions by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority or any private party.

(c) Notwithstanding anything herein to the contrary, neither Party nor any of its Affiliates (and including the Acquired Companies) shall be required to: (i) sell or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses; (ii) terminate existing relationships, contractual rights or obligations; (iii) terminate any venture or other arrangement; (iv) create any relationship, contractual rights or obligations; (v) effectuate any other change or restructuring of such Party or its Affiliates, the Business, the Acquired Companies; or (vi) otherwise take or commit to take any action that would limit such Party’s or its Affiliates’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, Equity Interests, product lines or properties of such Party or its Affiliates or any Equity Interest in any joint venture held by such Party or its Affiliates.

(d) Each of the Parties shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the regulatory consents, registrations, approvals, Permits and authorizations that are the subject of this Section 6.4 and permit the other Party to review in advance any proposed communication by such Party to any Governmental Authority in connection therewith. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any such matter unless it consults with the other Party in advance and, unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the matters set forth in this Section 6.4 and in seeking early termination of any applicable waiting periods including under the HSR Act. The Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the foregoing.

6.5 Further Assurances; Commercially Reasonable Efforts. At the Closing and thereafter, the Parties agree to promptly execute or deliver all such further assignments, bills of sale, endorsements, and other documents (in form and substance reasonably satisfactory to the Parties) and take such other action, as the other Party may reasonably request in order to (a) vest title to and possession of the Purchased Interests, (b) perfect and record, if necessary, the sale, assignment, conveyance, transfer, or delivery of the Purchased Interests, and (c) otherwise carry out or evidence the terms of this Agreement. In addition, Seller and Purchaser shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action to consummate the Transactions and to otherwise fulfill the conditions set forth in Section 7.1, Section 7.3 and Section 7.4. The Obligations of this Section 6.5 shall survive the Closing.

6.6 Employment Matters.

(a) During the Interim Period, Seller and Purchaser shall cooperate to identify employees of Seller or its Affiliates other than the Acquired Companies who primarily provide services to the Business and who Seller and Purchaser agree in writing (including via e-mail) may be solicited for employment by the Acquired Companies.

(b) For a period commencing on the Closing Date and ending on the date that is six (6) months after the Closing Date or, with respect to any Retained Employee, such shorter period as such Retained Employee is employed by any Acquired Company following the Closing Date, Purchaser shall provide all individuals who are Employees (including Employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (the “Retained Employees”) base compensation, cash bonus opportunities (if any), and other employee benefits (excluding any change of control, equity or transaction-based compensation and benefits) that are, taken in the aggregate, no less favorable than base compensation, cash bonus opportunities (if any), and other employee benefits (excluding any change of control, equity or transaction-based compensation and benefits) provided to such Retained Employees immediately prior to the Closing Date. Following the Closing Date, the participation of the Retained Employees in any Employee Benefit Plan provided by Seller shall be governed by the TSA. Purchaser shall, to the extent permitted by applicable Law and the terms of the applicable employee benefit plan, make commercially reasonable efforts to, (i) provide each Retained Employee credit for his/her years of service with Seller and its Affiliates prior to the Closing Date for the purpose of determining eligibility to participate in Purchaser’s employee benefits, including paid-time off and vacation and vesting under the employee benefit plans of Purchaser in which Retained Employees become eligible to participate after the Closing Date, except to the extent that such recognition would result in any duplication of benefits, and Purchaser shall not be required to provide credit for any purpose under any Purchaser benefit plan that is a cash or equity incentive plan, a defined benefit pension plan, a post-retirement welfare plan, or a Purchaser benefit plan under which similarly situated employees of Purchaser and its Affiliates do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation, and (ii) cause each Retained Employee to be eligible to participate in all employee benefit plans maintained by Purchaser as provided in the TSA without limitations as to existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Retained Employees and their respective covered dependents under Purchaser’s medical, health, dental and vision plans (except to the extent that such conditions, exclusions or waiting periods would apply under Seller’s benefit plans in which Retained Employees were participating immediately prior to the Closing Date). Notwithstanding the previous sentence, Retained Employees who are not participating in Seller’s medical, health, dental or vision plans, as applicable, will be subject to Purchaser’s waiting period before becoming eligible to participate in Purchaser’s medical, health, dental and vision benefits plans. In addition, to the extent provided in the TSA, Purchaser will provide Retained Employees with credit for any co-payments, deductibles and annual out-of- pocket limits incurred during the plan year in which the Closing Date occurred. This Section 6.6(b) shall survive Closing.

(c) Prior to the Closing Date, Seller shall, or shall cause any of its Affiliates (including Delek US) to, take all actions that may be necessary to cause the vesting of any outstanding and unvested equity awards to acquire shares or other equity interests of Seller or its Affiliates (including Delek US) then-held by the Retained Employees to become fully accelerated effective as of the Closing Date; provided, that Seller shall be solely responsible for and bear any and all costs associated with any such awards.

(d) For the calendar year in which the Closing Date occurs, Purchaser shall, or shall cause each Acquired Company to, pay each Retained Employee who is participating in any cash incentive plan providing annual cash bonuses for such year, a cash bonus for such year determined as the pro-rata portion of the bonus opportunity under the cash incentive plan of the Acquired Companies for the portion of the year completed as of the Closing Date, determined based on the achievement of the applicable performance criteria with respect to the year in which the Closing Date occurs, payable on the date that such annual cash bonus would have otherwise been paid by Seller or its Affiliates (including the Acquired Companies) to such Retained Employee in the Ordinary Course of Business as anticipated prior to the Closing Date. Purchaser’s obligations under this Section 6.6(d) shall be limited to the amount of such pro-rata bonuses that are included within Closing Indebtedness as finally determined pursuant to Section 2.3.

(e) Except as otherwise specifically provided herein, but without limiting Purchaser’s payment obligations to Seller under the TSA, Purchaser, Seller and the Acquired Companies agree that Purchaser is not assuming any liability under any Employee Benefit Plans for the benefit of any employees of the Acquired Companies and that Purchaser and Seller intend that Purchaser shall not be deemed a successor company to any Acquired Company in connection with any Employee Benefit Plan or other employment related arrangement to which the Retained Employees are or were entitled and such liability shall be retained by Seller. Nothing herein shall confer upon any of the Retained Employees or other employees of Seller or its Affiliates any rights or remedies to directly enforce the provisions of this Section 6.6, including any right to employment, or continued employment for any specified period, of any nature whatsoever under or by reason of the Agreement. Purchaser shall have the right, at any time and in its sole discretion, to amend or terminate any benefit plan that Purchaser may make available to any Retained Employee, without the consent of any person covered thereunder.

(f) Purchaser agrees that it shall not, nor shall it permit its Affiliates to, at any time within the ninety (90)-day period immediately following the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined under the WARN Act.

(g) No provision of this Section 6.6 shall (i) create any third party beneficiary or other rights in any employee or former employee of Seller, the Acquired Companies or their Affiliates in respect of continued employment (or resumed employment) with Purchaser or its Affiliates or create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan that may exist or be established by Purchaser or any of its Affiliates, (ii) be construed as an amendment to any employee benefit plan, or (iii) constitute a limitation on rights to amend, modify or terminate after the Closing any employee benefit plan of Purchaser, Seller or any of their respective Affiliates.

6.7 Public Announcements. The Parties shall consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement, the other Transaction Documents or the Transactions and shall not make or issue, or cause to be made or issued, any such publication or press release without the prior written consent of the other Party except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement may be required by Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall use commercially reasonable efforts to consult in good faith with the other Party before issuing any such publication or press release and shall reasonably cooperate in good faith with the other Party with respect to the timing, manner and content of such disclosure.

6.8 Lottery Tickets. If and to the extent required by Law or upon request of a Governmental Authority, Seller shall cause all lottery tickets at each effected Location to be returned to the applicable state authorities and shall cause all lottery accounts for each Location to be closed prior to the Closing.

6.9 R&W Policy. Purchaser shall obtain and conditionally bind the R&W Policy as of the Signing Date. Purchaser shall cause the R&W Policy (a) to name Purchaser as the insured, (b) insure Purchaser from any breach, or any failure to be true, of the representations and warranties given by Seller under this Agreement, and (c) expressly provide that (i) the insurer(s) issuing the R&W Policy shall waive or otherwise not pursue any subrogation, contribution, or other rights against Seller or any of its Affiliates or any of their respective Representatives, except in the case of Losses resulting from Fraud by such Person, (ii) the Fraud of any Person(s) shall not be imputed to any other Person(s), (iii) Seller, its Affiliates, and their respective Representatives are express third-party beneficiaries of the foregoing waiver of subrogation, and (iv) the R&W Policy shall not be amended, modified, or otherwise changed in a manner adverse to Seller or any of its Affiliates or any of their respective Representatives without the prior written consent of Seller. From and after the Signing Date, Purchaser shall not (and shall cause its Affiliates not to) grant any right of subrogation, contribution or other right or otherwise amend, modify, terminate, or waive any term or condition of the R&W Policy in a manner inconsistent with the immediately preceding sentence. Purchaser shall timely pay, or cause to be paid, all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, taxes, brokerage commission, and other fees and expenses of the R&W Policy including any self- retention amounts. For the avoidance of doubt, the representations and warranties of Seller in this Agreement and the other Transaction Documents (other than the Seller Fundamental Representations) shall not survive the Closing and the R&W Policy shall be Purchaser’s sole remedy for any claim for breaches of Seller’s representations or warranties in this Agreement or the other Transaction Documents (other than the Seller Fundamental Representations).

6.10 Tax Matters.

(a) Liability for Taxes.

(i) From and after Closing, Seller shall be liable for, and shall indemnify, defend, and hold harmless Purchaser from and against all Losses attributable to, relating to or with respect to any Pre-Closing Taxes; provided, however, that Seller shall be liable only to the extent that such Taxes exceed the amount, if any, specifically reserved for such Taxes and taken into account in determining the Adjusted Purchase Price after giving effect to all the adjustments set forth in Section 2.1 and Section 2.3.

(ii) Whenever it is necessary for purposes of this Agreement to determine the portion of any Taxes for a Straddle Period which is allocable to the Pre-Closing Period or the Post-Closing Period, any Taxes attributable to the Straddle Period that are based on or related to income, gains, or receipts will be allocated between the Pre-Closing Period and the Post-Closing Period based on an interim closing of the books (such Taxes allocable to the Pre- Closing Period being determined as if such taxable period ended as of the end of the Closing Date) and any other Taxes will be prorated between the Pre-Closing Period and the Post-Closing Period based upon the number of days in the applicable period ending on and including the Closing Date and the number of days in the portion of the Straddle Period beginning on and including the day after the Closing Date.

(b) Preparation and Filing of Tax Returns.

(i) Seller shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns that are required to be filed by Seller or the Acquired Companies that (A) are due on or before the Closing Date and (B) for taxable years or periods ending on or before the Closing Date. With respect to any such Tax Returns that are filed after the Closing Date, not less than twenty-five (25) days prior to the due date for the filing of such Tax Return, such Tax Returns shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Purchaser for Purchaser’s review and with respect to any non- income Tax Return, with Purchaser’s consent (such consent not to be unreasonably conditioned, delayed or withheld), Purchaser’s (or one of its Affiliates’) filing of such Tax Return. If Purchaser refuses to provide its consent (because Purchaser and Seller are unable to resolve any dispute relating to any such non-income Tax Return), Purchaser and Seller shall submit any such dispute to the Independent Accounting Firm to resolve in accordance with Section 2.3, mutatis mutandis.

(ii) Any Tax Return required to be filed by Purchaser relating to any Straddle Period shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Seller for Seller’s review not less than twenty-five (25) days prior to the due date for the filing of such Tax Return. Unless otherwise required by applicable law, such Tax Returns shall be prepared in a manner consistent with past practice of the Acquired Companies. Seller shall have the option of providing to Purchaser, at any time at least fifteen (15) days prior to the due date, comments as to the manner in which any, or all, of the items for which it may be liable hereunder shall be reflected on such Tax Return. Purchaser shall, in preparing such Tax Return, reasonably consider in good faith such comments.

(c) If, after the Closing, Purchaser or any of its Affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes, assessments or proceedings concerning Taxes with respect to which Seller may incur indemnification liability under this Agreement (a “Tax Proceeding”), Purchaser shall promptly notify Seller of the Tax Proceeding in writing and in any event within ten (10) days after receiving the notice of the Tax Proceeding.

Purchaser shall have the right to control any such Tax Proceeding and to employ counsel of their choice at their expense. Seller shall have the right to participate in any such Tax Proceeding at its own expense. Notwithstanding the foregoing, Purchaser shall not be entitled to settle, either administratively or after the commencement of litigation, that portion of any such Tax Proceeding for which Seller may incur an indemnification obligation or that would result in increased liability of Seller for Taxes without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Unless otherwise required by applicable Law, without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller, Purchaser shall not, and shall not permit its Affiliates to, take any action on or after the Closing Date that could

(e) (i) increase Seller’s or any of its Affiliate’s liability for Taxes (including any liability of Seller to indemnify Purchaser for Taxes under this Agreement) or (ii) result in, or change the character of, any income or gain that Seller or any of its Affiliates must report on any Tax Return, in each case, without Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Neither Purchaser nor any Affiliate of Purchaser shall amend, refile, or otherwise modify any Tax Return relating in whole or in part to the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date or any Straddle Period without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller. Notwithstanding anything to the contrary in this Agreement, if any such consent requested from Seller in accordance with this Section 6.10(d) is denied, (A) any mitigation obligation of Purchaser (or any of its Affiliates (including any Acquired Company)) will be considered to have been satisfied for all purposes and (B) Seller shall indemnify, defend, and hold harmless Purchaser from and against all Losses attributable, relating, or with respect to any such denial, but only to the extent Seller would otherwise be liable for such Losses under Section 6.10(a)(i).

(f) Any refunds of Taxes attributable to any Pre-Closing Period shall be for the account of Seller and shall be paid by Purchaser to Seller within five (5) days of receipt of any such refund except to the extent that such Tax refund was taken into account for purposes of calculating the Adjusted Purchase Price after giving effect to all adjustments set forth in Section 2.1 and Section 2.3. In determining the portion of a Tax refund relating to a Pre-Closing Period, any refund of Taxes relating to a Straddle Period shall be equitably apportioned between the portion of such period ending on the Closing Date and the portion of such taxable period beginning on the day after the Closing Date. Purchaser shall provide reasonable cooperation to Seller and Seller’s Affiliates at Seller’s expense in order to take all necessary steps to claim any such refund. Unless otherwise required by applicable Law, Purchaser shall not, and shall cause the Acquired Companies not to, carry back any tax item of an Acquired Company or its subsidiaries arising in any taxable period beginning at or after the Closing Date to a taxable year ending before the Closing Date.

(g) After the Closing Date, each Party shall provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any Taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any Actions or Liabilities related to the Acquired Companies, including making employees available for interviews, litigation preparation and testimony. The requesting Party shall reimburse the assisting Party for the out-of-pocket costs incurred by the assisting Party.

(h) After each Conversion, none of Seller or any of its Affiliates (including GTS Licensing Company, Inc. and Alon Financial Services, Inc.) shall treat or permit any Person to treat, or make any election or permit any election to be made to treat, either GTS Licensing Company, Inc. or Alon Financial Services, Inc. as an association taxable as a corporation for any applicable income Tax purposes.

(i) For United States federal and applicable state and local income Tax purposes, the Parties agree to treat the sale of the Purchased Interests as contemplated by this Agreement as a taxable sale of one-hundred percent (100%) of the assets owned by Acquired Companies governed by Section 1001 of the Code and the Treasury Regulations promulgated thereunder. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree to file all Tax Returns in a manner consistent with the foregoing, and to not take any position, whether in any Tax Return, audit, examination, adjustment or action with respect to a Tax, which is inconsistent with such treatment, unless required to do so by applicable Law.

6.11 Credit Support Arrangements. Prior to the Closing, Purchaser shall deliver to the applicable beneficiary or counterparty replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations and evidence of financial capacity, in each case acceptable to the relevant beneficiary or counterparty, in substitution and replacement of those credit support arrangements set forth in Schedule 6.11 (the “Credit Support Arrangements”), in form and substance reasonably acceptable to Seller, and shall cause the release as of the Closing of Seller and its Affiliates from all Liabilities relating to the Credit Support Arrangements. Purchaser acknowledges that Seller and its Affiliates shall have the right to cancel, terminate or revoke all guarantees, letters of credit, bonds, security deposits, and other surety obligations and evidence of financial capacity provided by them or on their behalf to secure any post-Closing Obligations of the Acquired Companies. Seller shall obtain and deliver to Purchaser evidence of the full and unconditional release of the Acquired Companies’ obligations in respect of each Related Party Financial Assurance Obligation to be effective as of the Closing including receipt from Purchaser of payment of the Adjusted Purchase Price.

6.12 Additional Regulatory Permits. Subject to the terms and conditions of this Agreement, prior to and following the Closing, Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Law to prepare and file as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, transfers, notices, petitions, statements, registrations, qualifications, submissions of information, applications and other documents, and to obtain and maintain all Permits related to the Business, including preparation, holding, offering for sale and sale of food, beverages, alcoholic beverages, cigarettes and tobacco products, lottery, gaming, gasoline and petroleum products, and the operation of the stores at the Locations, in each case, that are necessary, proper or advisable to consummate the Transactions and for the Acquired Companies and Purchaser and the Acquired Companies to carry out the Business following the

Closing in substantially the same manner as conducted prior to the Closing Date (collectively, the “Business Permits”). Seller shall, upon request by Purchaser, reasonably assist and cooperate with Purchaser in submitting any necessary filings to obtain any such Business Permits by providing Purchaser with all forms, documentation, applications, information, signatures, or other information requested by a Governmental Authority to complete such filings. Purchaser and Seller shall each pay fifty percent (50%) of all filing and registration fees of obtaining any such Business Permits required under applicable Law to be obtained prior to the Closing.

6.13 Non-Solicitation; Non-Competition; Confidentiality.

(a) Non-Solicitation. For a period of three (3) years following the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly solicit (or cause to be directly or indirectly solicited), whether as an employee, consultant, independent contractor or otherwise, any Retained Employee; provided that the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such Retained Employees or hiring any individual who responds to any such general solicitation, or (ii) soliciting or hiring any Retained Employee who is no longer employed by Purchaser or any of its Affiliates and has not been so employed by Purchaser or its Affiliates for at least ninety (90) days (provided, that such ninety (90) day period shall not apply with respect to any Retained Employee who is no longer employed by Purchaser or its Affiliates as a result of broad-based terminations or layoffs of Retained Employees).

(b) Non-Competition. Without the express written consent of Purchaser, for a period of five (5) years following the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, engage in any Competitive Activity (including (x) as a principal or for its own account or solely or jointly with others (or as a shareholder in any corporation or joint stock association) or (y) by holding any Equity Interests in any Person that engages in any Competitive Activity); provided, however, that the foregoing shall not restrict Seller or any of its Affiliates from (i) acquiring or owning as an investment, directly or indirectly, securities or any indebtedness of any company that is engaged in any Competitive Activity if Seller or such Affiliate (A) does not, directly or indirectly, beneficially own in the aggregate more than five percent (5%) of such securities outstanding or indebtedness of such company and (B) acquires or owns such securities or indebtedness for passive investment purposes only or (ii) acquiring and continuing to hold or own any business or Person engaged in any Competitive Activity if such Competitive Activity accounts for less than fifteen percent (15%) of such business’ or Person’s consolidated annual revenues, in each case during the fiscal year prior to such acquisition being made (or, if earlier, the entry into the definitive agreement providing for the making of such acquisition). “Competitive Activities” means the business of owning, leasing or operating convenience stores that sell motor fuels on a retail basis, in each case, within fifty (50) miles of any city which contains two (2) or more Locations on the Closing Date or from time to time during the period of five (5) years following the Closing Date (a “Purchaser Competitive Location”).

(c) Right of First Offer. In the event that, during the period of five (5) years following the Closing Date, Seller or any of its Affiliates acquires any business or Person within the states of Texas, New Mexico or Arkansas that is engaged in the business of owning, leasing or operating convenience stores that sell motor fuels on a retail basis (an “Acquired Competitive

Business”), Seller shall deliver written notice of Seller’s acquisition of such Acquired Competitive Business to Purchaser together with a reasonably detailed description of such Acquired Competitive Business. For a period of ninety (90) days (the “Purchaser Offer Period”), Seller shall provide Purchaser with customary due diligence information as reasonably requested by Purchaser with respect to such Acquired Competitive Business. On or prior to the last day of the Purchaser Offer Period, Purchaser shall have the right to make the first offer to purchase such Acquired Competitive Business from Seller. Purchaser’s offer shall include the material financial and other terms and conditions under which Purchaser would be willing to purchase such Acquired Competitive Business. Seller shall notify Purchaser within thirty (30) days following Purchaser’s delivery of its offer to purchase such Acquired Competitive Business whether Seller will accept or reject Purchaser’s offer. If Seller accepts Purchaser’s offer, in Seller’s sole discretion, Seller and Purchaser will negotiate in good faith definitive documents to complete such purchase. If Seller rejects Purchaser’s offer, Seller shall have a period of six (6) months in which to sell such Acquired Competitive Business to a third party on material terms that are more favorable to Seller than the terms offered by Purchaser. If Seller has not sold such Acquired Competitive Business to a third party on such more favorable terms within such six (6) month period, then Seller shall so notify Purchaser in writing and Seller and Purchaser will negotiate in good faith definitive documents to complete such purchase on Purchaser’s original terms. If Purchaser does not make an offer to purchase such Acquired Competitive Business, Seller shall have a period of six (6) months from the end of the Purchaser Offer Period in which to divest such Acquired Competitive Business. Seller or its Affiliate shall not be in violation of Section 6.13(b) if Seller owns a business or Person engaged in any Competitive Activity if such business or Person predates a Purchaser Competitive Location that arises after the Closing Date, so long as Seller has complied with its obligations under this Section 6.13(c) with respect to such business or Person.

(d) Confidentiality. The Confidentiality Agreement shall terminate upon the Closing. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold in confidence any and all proprietary information, whether written or oral, concerning the Acquired Companies or the Business, except to the extent that such information: (i) is or becomes generally available to and known by the public through no violation by Seller or its Affiliates of this Agreement or any obligation of Seller or its Affiliates in favor of Purchaser or the Acquired Companies; or (ii) is lawfully acquired by Seller or its Affiliates, as applicable, from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or its Affiliates, after the Closing, are required to disclose any information in connection with any judicial, regulatory or administrative process or by other purported requirements of Law, Seller or its Affiliate, as applicable, shall, if not prohibited by Law, promptly notify Purchaser in writing of such request and shall disclose only that portion of such information that Seller or its Affiliate, as applicable, is legally required to disclose, provided that Seller or its Affiliate, as applicable, shall use reasonable efforts to obtain, and shall cooperate with all efforts by Purchaser to obtain (in each case, at Purchaser’s request and sole cost and expense) an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, Seller and Purchaser acknowledge that Governmental Authorities have discretion to request certain information as required to effect all necessary filings, transfers, notices, petitions, statements, registrations, qualifications, submissions of information, applications and other documents related to the Business Permits as set forth in Section 6.12, which may include but may not be limited to disclosure of this Agreement. In such event, Seller shall be able to disclose only that portion of such information that Seller is required to disclose to the Governmental Authority.

(e) Acknowledgement. Seller acknowledges and agrees that the covenants and agreements set forth in this Section 6.13 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder. Seller hereby acknowledges that the restrictive covenants set forth in Section 6.13 are reasonable in terms of duration, scope and area restrictions. The Parties agree that, if any court of competent jurisdiction in a final, non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant element of this Section 6.13 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant element which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

6.14 Casualty.

(a) Notification.

(i) During the Interim Period, Seller shall give Purchaser, promptly upon learning thereof and in any event no later than forty-eight (48) hours of being on notice of the occurrence thereof, written notice of any damage or destruction of the Real Property at any Location by fire, lightning storm, windstorm, hail, explosion, flooding, hurricane, earthquake, landslide, subversion, act of God, act of terrorism or other casualty event which Seller reasonably estimates that the uninsured cost to repair such damage shall exceed $350,000 (each such occurrence being a “Casualty Event” and the date of Seller’s notice to Purchaser thereof being the “Casualty Notification Date”).

(ii) As promptly as practicable following the Casualty Notification Date, Seller shall provide Purchaser with (A) any information in clause (a)(i) that was not known to Seller when the foregoing notice was given and (B) a good faith estimate of the cost to repair such damage (including any remediation) to the particular Real Property to a condition reasonably comparable in all material respects to its condition immediately prior to such Casualty Event (and to the extent, in the case of Leased Real Property, that Seller is obligated to perform any repairs under the applicable Real Property Lease) by a reputable independent third party who is selected by Seller and is reasonably approved by Purchaser (such estimated amount being the “Estimated Restoration Costs”).

(b) With respect to any Casualty Event following which Seller does not restore, prior to the Closing, the Real Property at such Location to the same or substantially similar condition as it was prior to the Casualty Event, then Seller shall have the option, in its sole discretion, to either (A) exclude such Location from the Transactions, in which case Seller shall cause the Real Property and assets at such Location to be transferred to Seller or its Affiliate (other than an Acquired Company) and the Adjusted Purchase Price shall be correspondingly reduced based upon the contribution to EBITDA of the Business by such Location compared to the contribution to EBITDA of the Business of all Locations, or (B) pay Purchaser at the Closing the uninsured portion of the Estimated Repair Costs (after taking into account any repairs actually undertaken by Seller or its Affiliates prior to the Closing). So long as Seller complies with its obligations under this Section 6.14, there shall be no effect on the Transactions as a result of such Casualty Event, including for purposes of the Closing conditions and the indemnification and termination provisions in this Agreement, and Purchaser shall be deemed to have waived any other rights to recover any Losses arising from such damage.

(i) if the Casualty Event impacts a Leased Real Property and the applicable landlord has the right to terminate the applicable Real Property Lease as a result thereof (and such right has not been waived and the time period, if any, for exercising such right has not expired and does not expire prior to the Closing), then Seller shall have the option, in its sole discretion, to exclude such Location from the Transactions, in which case Seller shall cause the Real Property and assets at such Location to be transferred to Seller or its Affiliate (other than Acquired Company) and the Adjusted Purchase Price shall be correspondingly reduced based on the contribution to EBITDA of the Business by such Location compared to the contribution to EBITDA of the Business of all Locations; and

(ii) if the Casualty Event impacts a Leased Real Property and the applicable landlord validly exercises a right to terminate the applicable Real Property Lease as a result thereof, then such Real Property shall be deemed to be rejected and the Adjusted Purchase Price shall be reduced based on the contribution to EBITDA of the Business by such Location compared to the contribution to EBITDA of the Business of all Locations.

(iii) Seller shall deliver written notice of its election to Purchaser within twenty (20) days after the Casualty Event with respect to such damage, or destruction (the Closing and Outside Date being deemed extended for such twenty (20)-day period).

(c) If Seller elects to exclude any Location from the Transactions pursuant to this Section 6.14 or Section 6.15, the Distributor Sales Agreement shall be adjusted to remove such Location and all volumes associated with such Location.

6.15 Condemnation.

(a) If, during the Interim Period, a part of the Real Property is taken, or noticed or, to Knowledge of Seller, threatened in writing for taking, by eminent domain (each, a “Condemnation Action”), Seller shall give Purchaser written notice thereof as promptly as practicable (and, in any event, within 48 hours of Seller first obtaining Knowledge of the occurrence thereof).

(b) If such Condemnation Action would reasonably be expected to have a permanent and material and adverse effect on the Real Property or the Business at such Real Property (each, a “Total Condemnation Action”), then Seller shall have the option, in its sole discretion, to (a) exclude such Location from the Transactions, in which case Seller shall cause the Real Property and assets at such Location to be transferred to Seller or its Affiliate (other than an Acquired Company) and the Adjusted Purchase Price shall be correspondingly reduced based on the contribution to EBITDA of the Business by such Location compared to the contribution to EBITDA of the Business of all Locations; or (b) in consultation with Purchaser, mutually agree on an equitable reduction of the Adjusted Purchase Price with respect to such Real Property, taking into account, among other things, the probable amount of condemnation proceeds to be received in connection with such Total Condemnation Action, the party to whom such proceeds are to be paid, the cost of restoring such Real Property, and the party obligated to make such restoration, in which case, Purchaser shall be deemed to have waived any other right to recover Losses in connection with such Total Condemnation Action.

(c) In the event of any Condemnation Action that is not a Total Condemnation Action (each, a “Partial Condemnation Action”), then Seller shall have the option, in its sole discretion, to (i) in consultation with Purchaser, equitably reduce the Adjusted Purchase Price with respect to the Real Property subject to such Partial Condemnation Action, taking into account the probable amount of condemnation proceeds received or to be received in connection with such Partial Condemnation Action, the party to whom such proceeds have been or are to be paid, the cost of restoring such Real Property, and the party obligated to make such restoration, in which case, Purchaser shall be deemed to have waived any other right to recover Losses in connection with such Partial Condemnation Action, or (ii) require Seller to (A) pay to Purchaser on the Closing any proceeds (except for reimbursement of costs actually incurred by Seller prior to the Closing) actually received by Seller at or prior to the Closing as a result of the respective condemnation and (B) assign to Purchaser the right to receive any future proceeds received in respect of such condemnation. Seller shall advise Purchaser of any condemnation proceeds received with respect to any Real Property.

(d) Purchaser shall be entitled to participate in any such condemnation proceedings as provided in this Section 6.15, and Seller shall cooperate with Purchaser in such respect.

6.16 Data Room Copy. Prior to the Closing, Seller shall download or cause to be downloaded from Datasite a digital copy, as of the Closing Date, of the virtual data room maintained at Datasite.com for “Project Austin” and made available to Purchaser and its Representatives (the “Data Room”), to be delivered to Purchaser as promptly as practicable after the Closing Date (and in any event no later than thirty (30) days following the Closing Date) in the form of a secure USB storage drive.

6.17 Exclusivity. The Parties agree that the terms of the Exclusivity Agreement shall continue to apply during the Interim Period (and the Exclusivity Period shall be deemed to be extended until such time). Seller and the Acquired Companies shall comply and cause their respective Affiliates and Representatives to comply with the terms of the Exclusivity Agreement during such period.

6.18 Insurance. Purchaser shall advise the providers of the insurance policies of the Acquired Companies of the Transactions and understands that failure to do so and to otherwise comply with the terms and conditions of the policy could void coverage thereunder.

6.19 Assignment of Contracts. Prior to or at the Closing, Seller shall assign or cause to be assigned to Southwest Convenience Stores, LLC the Contracts of the Business set forth on Schedule 6.19.

6.20 Assignment of Trademarks. Prior to or at the Closing, Seller shall assign or cause to be assigned to Southwest Convenience Stores, LLC (a) the trademarks set forth on Schedule6.20 pursuant to an instrument of assignment suitable for recording at the United States Patent and Trademark Office, and (b) any additional trademarks exclusively used in connection with the operation of the Business (together with the trademarks set forth on Schedule 6.20, “Assigned Trademarks”) and all Intellectual Property related to the Assigned Trademarks that is exclusively used in connection with the operation of the Business.

6.21 Title Actions. During the Interim Period, Seller shall use commercially reasonable efforts to take the actions set forth on Schedule 6.21 to the extent required for the Title Company to issue a title policy with respect to the applicable Location.

6.22 Required Consents. During the Interim Period, Seller shall use commercially reasonable efforts to obtain the Consents set forth on Schedule 6.22. Purchaser shall deliver to the applicable beneficiary or counterparty new, replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations and evidence of financial capacity, in each case acceptable to the relevant beneficiary or counterparty, in substitution and replacement of any Credit Support Arrangements currently in place. In the event Seller has not obtained all such Consents as of the Closing Date (and Purchaser has satisfied its obligations set forth in the preceding sentence concerning credit support to be provided by Purchaser), then Seller shall (a) continue to use commercially reasonable efforts after the Closing to obtain such Consents following the Closing Date and (b) use commercially reasonable efforts to cause the assignment of the applicable Contracts subject to such Consents from the applicable Acquired Company to Seller or an Affiliate of Seller other than an Acquired Company and, until the receipt of such Consent, hold such Contract, together with any proceeds therefrom, in trust for the applicable Acquired Company, and Seller and the applicable Acquired Company shall cooperate (each at its own expense) in any mutually acceptable, lawful and reasonable arrangement under which the applicable Acquired Company shall obtain, to the extent practicable, the economic rights and benefits under such Contract with respect to which the applicable Consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include the entering into of a subcontract, sublicense, sublease or other similar arrangement between Seller (or its Affiliate, if applicable) and the applicable Acquired Company. During the period from Closing until such Consent is obtained, Seller will (and will cause its Affiliates, if applicable, to) use commercially reasonable efforts to enforce such Contract for the benefit of the applicable Acquired Company, on the condition that the Acquired Company shall bear all costs and expenses (including legal expenses) related to such enforcement. Only if the applicable Acquired Company is able to receive the economic rights and benefits under such Contract, the Obligations, if any, related to such economic rights and benefits under such Acquired Contract shall constitute Obligations of the applicable Acquired Company. Seller’s Obligations under this Section 6.22 shall expire as of the first (1st) annual anniversary of the Closing Date.

6.23 Certain Real Property. Prior to the Closing, Seller shall obtain, at Seller’s expense, title commitments and phase I environmental site assessments for the Owned Real Property set forth on Schedule 6.23 (the “Subject Real Property”) and shall deliver such title commitments and phase I environmental site assessments to Purchaser. At any time prior to the Closing or within sixty (60) days following the Closing, Purchaser may, by written notice to Seller, designate any Subject Real Property as an Excluded Asset. If Purchaser so designates a Subject Real Property as an Excluded Asset, Seller shall cause such Subject Real Property to be transferred to Seller or an Affiliate of Seller (other than an Acquired Company) prior to the Closing (or, if after the Closing, Purchaser shall cause such Subject Real Property to be transferred to Seller or an Affiliate of Seller), and such Subject Real Property shall be deemed to be an Excluded Asset hereunder.

6.24 Pass-Through Insurance Claims. After the Closing, with respect to events or circumstances relating to the Acquired Companies that occurred or existed prior to the Closing Date and that remain covered by third-party liability insurance policies of Seller and its Affiliates following the Closing (“Occurrence Policies”) and under which the Acquired Companies are not permitted to make a direct claim, Purchaser may request Seller and its Affiliates to make, and if so requested, Seller and its Affiliates shall make, claims under such Occurrence Policies for any Liability with respect to the Acquired Companies arising out of insured incidents occurring during the term of the applicable Occurrence Policy and prior to the Closing Date, subject to the terms and conditions of such Occurrence Policies; provided that Purchaser shall, and shall cause the Acquired Companies to: (a) promptly give Seller and its Affiliates notice in writing of any events or circumstances in respect of which Purchaser has requested Seller and its Affiliates to make such a claim; (b) reimburse Seller and its Affiliates for any out-of-pocket costs and expenses actually incurred by Seller or any of its Affiliates in connection with making and managing such a claim; and (c) cooperate with Seller, its Affiliates and the applicable insurance carrier in connection with such a claim, including providing information and documentation related to such claim as may be reasonably requested by the Seller, its Affiliates or the insurance carrier. For the avoidance of doubt, all claims made by Seller and its Affiliates on behalf of Purchaser or the Acquired Companies under any Occurrence Policies pursuant to this Section 6.24 shall be subject to, and Purchaser or the Acquired Companies shall bear, any deductibles, retentions and other limitations applicable to such claims pursuant to the terms of such Occurrence Policies. This Section 6.24 shall not apply to (i) any Retained Liabilities, (ii) any Liability for which Seller is liable under the UST Remediation Agreement, or (iii) any insurance coverage for which the relevant insurer is a captive insurance company of Seller or its Affiliates. The provisions of this Section 6.24 shall survive the Closing.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Antitrust Approval. The respective Obligations of Purchaser and Seller to effect the Transactions are subject to any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions having expired or having been terminated on or before the Closing Date.

7.2 Orders and Laws. The respective Obligations of Purchaser and Seller to effect the Transactions are subject to the satisfaction of the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect as of the Closing Date and has the effect of (a) making the Transactions illegal, or (b) otherwise restraining or prohibiting the consummation of any such Transactions.

7.3 Conditions to the Obligations of Purchaser. The Obligations of Purchaser to affect the Transactions are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Purchaser:

(a) Satisfaction of Representations and Warranties. Seller’s representations and warranties set forth in Article IV, other than the Seller Fundamental Representations and the representations and warranties set forth in Section 4.24, shall be true and correct on and as of the Signing Date and on and as of the Closing Date, disregarding any materiality qualifiers (including any Materially Adverse Effect qualifiers), as though such representations and warranties had been made or given on and as of the Signing Date and on and as of the Closing Date (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be true and correct would not have a Materially Adverse Effect; provided, however, that the Seller Fundamental Representations and the representations and warranties set forth in Section 4.24 shall be true and correct in all respects on and as of the Signing Date and on and as of the Closing Date (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date);

(b) Performance. Seller and the Acquired Companies shall have performed and complied in all material respects with the agreements, covenants and Obligations required by this Agreement to be performed or complied with by Seller and the Acquired Companies at or prior to the Closing;

(c) Officer’s Certificate. Purchaser shall have received from Seller at the Closing an officer’s certificate, signed by a duly authorized officer of Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) has been satisfied; and

(d) Deliverables. Seller shall have delivered or caused to be delivered each of the items set forth in Section 3.4 (Seller’s Deliveries at Closing).

7.4 Conditions to the Obligations of Seller. The Obligations of Seller and the Acquired Companies to consummate the Transactions are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing and signed by Seller:

(a) Representations and Warranties. Purchaser’s representations and warranties set forth in Article V, other than the Purchaser Fundamental Representations, shall be true and correct on and as of the Signing Date and on and as of the Closing Date, disregarding any materiality qualifiers, as though such representations and warranties had been made or given on and as of the Signing Date and on and as of the Closing Date (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by Purchaser of its Obligations under this Agreement or the Transaction Documents to which it is a party or the consummation of the Transactions; provided, however, that the Purchaser Fundamental Representations shall be true and correct in all respects on and as of the Signing Date and on and as of the Closing Date (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date).

(b) Performance. Purchaser shall have performed and complied in all material respects with the agreements, covenants and Obligations required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing;

(c) Officer’s Certificate. Seller shall have received from Purchaser at the Closing an officer’s certificate, signed by a duly authorized officer of Purchaser, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.4(a) and Section 7.4(b) has been satisfied;

(d) Deliverables. Seller shall have received all of the items to be delivered by Purchaser pursuant to Section 3.5 (Purchaser’s Deliveries at Closing) for such Closing.

7.5 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to use its commercially reasonable efforts to cause such conditions to be satisfied, as required under Section 6.5 (Further Assurances; Commercially Reasonable Efforts).

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by Seller. From and after Closing, Seller shall indemnify, defend, and hold harmless Purchaser and each of its Affiliates and their respective, directors, officers, employees, agents and representatives (collectively, the “Affiliated Parties” of Purchaser) in respect of any and all claims, losses, damages, Liabilities, Taxes, penalties, interest, costs and expenses (including any reasonable attorneys’, accountants’ and consultants’ fees and other expenses, each a “Loss”, and collectively the “Losses”) incurred by Purchaser or its Affiliated Parties, in connection with or related to each and all of the following:

(a) any post-Closing breach by Seller of any of Seller’s covenants or agreements contained in this Agreement or in any of the other Transaction Documents, in each case, that by their terms apply or are to be performed in whole or part after the Closing;

(b) any inaccuracy in or breach of any Seller Fundamental Representation;

(c) any monetary Liabilities arising from and after the Closing out of an Affiliated Transaction scheduled or required to be scheduled on Schedule 4.25 to the extent such monetary Liabilities did not reduce the Adjusted Purchase Price by way of their express inclusion as components of Indebtedness;

(d) all Obligations of Seller to the extent arising out of, relating to or otherwise in respect of the Excluded Assets; and

(e) any of the Retained Liabilities.

8.2 Indemnification by Purchaser. Purchaser shall indemnify, defend, and hold harmless Seller and each of its Affiliated Parties, with respect to any and all Loss or Losses incurred by Seller or its Affiliated Parties, in connection with or related to each and all of the following:

(a) any post-Closing breach of any covenant, agreement or Obligation of Purchaser contained in this Agreement or in any of the other Transaction Documents, in each case, that by their terms apply or are to be performed in whole or part after the Closing;

(b) any inaccuracy in or breach of any Purchaser Fundamental Representation; and

(c) any Third Party Claim related to the Acquired Companies or the Business to the extent arising from or related to events occurring on or after the Effective Time or conditions existing as of, on or after the Effective Time.

8.3 Claims for Indemnification.

(a) If a claim arises for indemnification hereunder, the Party and its Affiliated Parties entitled to indemnification (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) within twenty (20) days following notice of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its Obligation hereunder to the extent such failure does not materially prejudice the Indemnifying Party. To make a claim, the Indemnified Party shall deliver to the Indemnifying Party a certificate (a “Claim Certificate”) which shall (i) state that the Indemnified Party is entitled to indemnification pursuant to this Agreement (referencing the pertinent section(s) of this Agreement); and (ii) specify in reasonable detail, to the extent known, each individual item of Loss for which the Indemnified Party is entitled to indemnification, the basis for any anticipated Liability, and to the extent known, the nature of the misrepresentation, breach or claim to which each such item is related and, if known, the computation of the amount (or an estimate thereof) to which such Indemnified Party claims to be entitled hereunder.

(b) If the Indemnifying Party objects to the indemnification specified in any Claim Certificate, the Indemnifying Party shall, within twenty (20) days after receipt thereof, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection. The Parties shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to resolve their dispute. If the Parties timely resolve such dispute, the Parties shall promptly prepare and sign a memorandum setting forth such agreement. Should the Parties be unable to timely resolve the dispute, then the Indemnified Party shall be permitted to submit the same to dispute resolution as set forth in Section 10.9.

8.4 Tax Treatment of Certain Payments. Any indemnification payments made pursuant to this Article VIII shall be treated for all relevant Tax purposes as an adjustment to the Adjusted Purchase Price.

8.5 Defense or Prosecution of Claims. As promptly as practicable after its discovery of grounds for a claim for indemnification hereunder, the applicable Indemnified Party shall deliver a written claim for indemnification to the Indemnifying Party, specifying in reasonable detail the basis therefor and, if known, the amount, or an estimate of the amount, of the indemnifiable Losses arising therefrom. Thereafter, the Indemnified Party shall provide to

Indemnifying Party all information and documentation reasonably available to it to support and verify such claim. If the facts giving rise to a claim for indemnification hereunder arise out of a claim or demand made by any person other than the Indemnified Party or its Affiliates (including any Governmental Authority, a “Third Party”), or if in response to any such claim or demand there is any claim or demand made against a Third Party (any such claim or demand by or against a Third Party being a “Third Party Claim”), then the Indemnifying Party may, at its option, assume the defense or the prosecution thereof, with counsel satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) days after the Indemnified Party has provided the Indemnifying Party with notice of such Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses subject to indemnification hereunder which the Indemnified Party incurs, arising out of the Third Party Claim, (ii) such claim involves only money damages and does not seek an Order, injunction or other equitable relief against any Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that there is not a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in the defense or prosecution of such claim, and (iv) the Indemnifying Party conducts defense of the Third Party Claim actively and diligently; provided, however, Section 6.10 (and not this Section 8.5) shall apply and control with respect to any Third Party Claim relating to Taxes. After any assumption of the defense or prosecution of any claim by the Indemnifying Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses thereafter incurred by the Indemnified Party in connection with the defense or prosecution thereof. In any such event, whether or not the Indemnifying Party does so assume the defense or prosecution thereof, the Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records and information and attend such proceedings as may be reasonably requested in connection herewith. The Indemnifying Party shall have no indemnification obligations with respect to any claim that is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), other than any claim or demand as to which the Indemnifying Party shall not have assumed the defense or prosecution thereof. Similarly, the Indemnifying Party shall not settle any indemnifiable claim or demand without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), unless the settlement will be fully satisfied by payment of money by the Indemnifying Party, results in the full and general release of the Indemnified Parties from all Liabilities relating to the claim, and involves no finding or admission of any violation of Law or the rights of any Person on the part of any Indemnified Party.

8.6 Exclusive Remedy. The rights of indemnification set forth in this Article VIII shall be the sole and exclusive remedy available to any Indemnified Party for any Losses incurred by it after the Closing Date as a result of any breach of the representations, warranties covenants and agreements set forth in this Agreement or otherwise in connection with the Transactions; provided, however, that (a) the foregoing limitation shall not apply to any Losses that may be incurred by virtue of or result from Fraud and (b) this Section 8.6 shall not (i) preclude or limit any Party from exercising all available equitable remedies in the event of any breach by another Party of any of its covenants to be performed after the Closing Date, or (ii) limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.3, Section 3.1, Section 3.2(d), Section 3.6, Section 6.6, Section 6.10 or Section 10.7.

8.7 Duty to Mitigate. An Indemnified Party shall use commercially reasonable efforts to (i) mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto and (ii) pursue insurance recoveries and third-party indemnification, to the extent available, in order to minimize the Losses to which it may be entitled to indemnification under this Article VIII.

8.8 Limitations. Seller shall not be required to indemnify Purchaser or its Affiliated Parties to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from any bad faith, gross negligence or willful misconduct to the extent occurring after the Closing of Purchaser or its Affiliated Parties.

(a) Any Liability for indemnification under this Article VIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one covenant or agreement.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PURCHASER NOR ITS AFFILIATED PARTIES SHALL BE ENTITLED UNDER THIS Article VIII TO RECOVER FROM SELLER FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING ANY DAMAGES ON ACCOUNT OF DIMINUTION IN VALUE, LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO THE ACQUIRED COMPANIES OR THE BUSINESS ON THE BASIS OF A MULTIPLE OF A REDUCTION IN A MULTIPLE-BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, AT LAW, IN EQUITY OR OTHERWISE, AND WHETHER OR NOT ARISING FROM A PARTY’S OR ANY OF ITS AFFILIATED PARTIES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT IN EACH CASE TO THE EXTENT ANY OF THE FOREGOING ARE DETERMINED BY A JUDGE OR ARBITRAL AUTHORITY OF COMPETENT JURISDICTION TO BE PAYABLE TO A THIRD PERSON WITH RESPECT TO A THIRD-PARTY CLAIM, IN WHICH CASE ANY SUCH DAMAGES SHALL BE CONSIDERED PART OF LOSSES AND BE COVERED BY THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS Article VIII, AS APPLICABLE.

(c) With respect to any Losses for which Purchaser or its Affiliated Parties is entitled to indemnification under Section 8.1(b) and except in the case of Fraud, the applicable Indemnified Party shall recover such Losses first, from the R&W Policy (to the extent available, taking into account any retention amount), and second, if the R&W Policy did not fully satisfy such Losses, from Seller (subject to the limitations set forth in this Article VIII).

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) by written notice from Seller, on the one hand, or Purchaser, on the other hand, to the other Party if any Governmental Authority has issued, enacted, entered, promulgated or enforced any Law or issued any Order, in either case, that is final and non-appealable and that has not been vacated, withdrawn or overturned (other than a temporary restraining order), restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the issuance or promulgation of such Law or Order was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing;

(c) by Seller, by written notice to Purchaser:

(i) if Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of Purchaser in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 7.4(a) or Section 7.4(b) on or prior to the Outside Date (other than through Seller’s failure to comply with its obligations under this Agreement), and such breach, if curable, is not cured within thirty

(30) days after receipt of written notice thereof from Seller (or any shorter period of time that remains between the date Seller provides written notice of such violation or breach and the Outside Date); provided, however, that if, at the end of such 30-day period, Purchaser is proceeding in good faith to cure such breach, then Purchaser shall have an additional thirty (30) days from the end of such 30-day period to effect such cure (or any shorter period of time that remains between the date Seller provides written notice of such violation or breach and the Outside Date); or

(ii) if (A) all of the conditions set forth in Section 7.3 have been and continue to be satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing and that would be satisfied if the Closing were consummated), (B) Seller has delivered to Purchaser irrevocable written notice that all of the conditions set forth in Section 7.3 have been and continue to be satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing and that would be satisfied if the Closing were consummated) and Seller and the Acquired Companies stand ready, willing and able to consummate the Transactions at the Closing and (C) Purchaser fails to consummate the Transactions within ten (10) Business Days after their receipt of the written notice referenced in clause (B) of this Section 9.1(c)(ii), subject to Section 3.3(a);

(d) by Purchaser, by written notice to Seller:

(i) if Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of Seller in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 7.3(a) or Section 7.3(b) on or prior to the Outside Date (other than through Purchaser’s failure to comply with its obligations under this Agreement), and such breach, if curable, is not cured within thirty (30) days after receipt of written notice thereof from Purchaser (or any shorter period of time that remains between the date Purchaser provides written notice of such violation or breach and the Outside Date); provided, however, that if, at the end of such 30-day period, Seller is proceeding in good faith to cure such breach, Seller shall have an additional thirty (30) days from the end of such 30-day period to effect such cure (or any shorter period of time that remains between the date Purchaser provides written notice of such violation or breach and the Outside Date); or

(ii) if (A) all of the conditions set forth in Section 7.4 have been and continue to be satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing and that would be satisfied if the Closing were consummated), (B) Purchaser has delivered to Seller irrevocable written notice that all of the conditions set forth in Section 7.4 have been and continue to be satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing and that would be satisfied if the Closing were consummated) and Purchaser stands ready, willing and able to consummate the Transactions at the Closing and (C) Seller and the Acquired Companies fail to consummate the Transactions within ten (10) Business Days after the date of receipt of the written notice referenced in clause (B) of this Section 9.1(d)(ii), subject to Section 3.3(a);

(e) by written notice from Seller, on the one hand, or Purchaser, on the other hand, to the other Party if the Closing has not occurred as of 5:00 p.m. Central Prevailing Time on November 29, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to a Party if such failure of the Closing to occur as of the Outside Date is due to such Party’s failure to perform or comply with, in all material respects, any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing.

9.2 Effect of Termination.

(a) If any Party validly terminates this Agreement pursuant to Section 9.1, all Obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party with respect thereto except for the provisions of;

(i) Section 6.2(b) with respect to the right of entry granted to Purchaser and its Representatives;

(ii) Section 6.7 concerning public announcements; and

(iii) Article X;

which shall survive such termination; provided, however, nothing in this Section 9.2 shall relieve any Party of Liability for any Willful and Material Breach of this Agreement or any breach of the FEMSA Guaranty or the Delek US Guaranty.

ARTICLE X

MISCELLANEOUS

10.1 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection herewith, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by email (provided, that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient), by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

To Seller: Alon Brands, Inc. c/o Delek US Holdings 310 Seven Springs Way, Suite 500 Brentwood, Tennessee 37027 Attention: General Counsel Email: legalnotices@delekus.com	To Purchaser: Emprex Proximity LLC c/o Fomento Económico Mexicano, S.A.B. de C.V. General Anaya No. 601 Pte. Colonia Bella Vista Attention: Alejandro Gil Ortiz E-mail: alejandro.gil@fomento.femsa.com

With a copy (which shall not constitute notice) to: Baker Botts, L.L.P. 910 Louisiana St Houston, Texas 77002 Attention: Dan Mark Email: dan.mark@bakerbotts.com	With a copy (which shall not constitute notice) to: Baker & McKenzie LLP 10250 Constellation Blvd., Suite 1850 Los Angeles, CA 90067 Attention: Tyler Hilton Email: tyler.hilton@bakermckenzie.com

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 10.1 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 10.1 shall be effective as of the date of confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) if delivered before 6:00 p.m. Central Prevailing Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 6:00 p.m. Central Prevailing Time on any Business Day or during any non-Business Day at the place of receipt.

10.2 Survival. None of Seller’s representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than covenants of Seller which, by their nature, are intended to be performed from and after Closing and other than the Seller Fundamental Representations) shall survive the Closing and all rights, claims and causes of action (whether under any contract, misrepresentation, tort or strict liability theory, or under applicable Law, and whether in law or in equity) with respect thereto shall terminate at the

Closing. Notwithstanding the foregoing, this Section 10.2 shall not limit any covenant or agreement of the Parties set forth in Section 1.1 (Definitions), Section 2.3 (Adjusted Purchase Price Adjustment), Section 3.1 (Inventory), Section 3.2(d) (Allocation of Adjusted Purchase Price), Section 3.4 (Seller’s Deliveries at Closing), Section 3.5 (Purchaser’s Deliveries at Closing), Section 3.6 (Collection of Amounts Owed to a Party), Section 6.2(b) (Access Indemnity), Section 6.7 (Public Announcements), Section 6.5 (Further Assurances), Section 6.6 (Employment Matters) Section 6.10 (Tax Matters), Section 6.11 (Credit Support Arrangements), Section 6.12 (Additional Regulatory Permits) Section 6.13 (Non-Solicitation; Non-Competition; Confidentiality), Section 6.16 (Data Room Copy), Section 6.22 (Required Consents), Section 6.24 (Pass-Through Insurance Claims), Article VIII (Indemnification) and this Article X (Miscellaneous), including the defined terms used therein and herein and any rules of construction applicable thereto, which covenants and agreements shall survive the Closing until fully performed in accordance with their respective terms. The Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing until the fourth (4th) annual anniversary of the Closing Date. Except in the event of Losses resulting from Fraud, no Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant, agreement or any other remedy contained in this Agreement or any certificate delivered in respect hereof or any Schedule, certificate or other similar instrument delivered pursuant to this Agreement from and after the time that such representation, warranty, covenant, agreement or other remedy ceases to survive hereunder.

10.3 Assignability and Parties in Interest. Neither this Agreement nor any of the rights, interests or Obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, Purchaser may assign all or some its rights under this Agreement at any time to any Affiliate of Purchaser; provided further, that, unless otherwise consented to in writing by Seller, after giving effect to such assignment, Purchaser shall remain responsible for its Obligations under this Agreement. Any attempted assignment in violation of this Section 10.3 shall be void. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns and nothing herein express or implied shall give or be construed to give any other Person any benefit or legal or equitable rights hereunder.

10.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, including but not limited to facsimile or PDF counterparts; provided, that, after a request by a Party for an original signed counterpart, the other Party shall use commercially reasonable efforts to deliver the same as soon as possible thereafter. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.5 Entire Agreement. This Agreement, the other Transaction Documents, the Exhibits and Schedules and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the Parties with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings, entered into by and between the Parties in relation hereto. Notwithstanding the preceding to the contrary, this Agreement shall not supersede or terminate the Confidentiality Agreement except as provided in Section 6.13(d).

10.6 Amendment, Modification and Waiver. This Agreement may be modified, amended or otherwise supplemented only by a writing signed by both Parties. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the Party waiving such right or power. The Parties shall provide a copy of any amendment to this Agreement to each of FEMSA and Delek US.

10.7 Expenses. Except as otherwise expressly provided elsewhere in this Agreement, each Party shall pay all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and legal counsel, with respect to the HSR Act, except that each Party shall pay half of the cost of the HSR filing fee as set forth in Section 6.4(a).

10.8 Governing Law. THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND ANY OTHER DOCUMENT OR INSTRUMENT DELIVERED PURSUANT HERETO OR THERETO, AND ANY ACTIONS (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, AT LAW, IN EQUITY OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION HEREWITH OR THEREWITH OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (INCLUDING ITS LAWS REGARDING STATUTES OF LIMITATIONS), EXCLUDING ANY PRINCIPLES OF CONFLICT OF LAWS THEREOF THAT WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.

10.9 Dispute Resolution.

(a) Any and all disputes, claims or controversies arising out of or relating to this Agreement (except as otherwise provided by Section 2.3 or Section 3.2(d)), including any and all disputes, claims or controversies arising out of or relating to (i) the Transactions, (ii) any party’s rights and obligations under this Agreement, (iii) the interpretation, validity or scope of any provision of this Agreement, (iv) the performance, breach, termination, or enforcement of this Agreement, (v) whether a particular dispute, claim or controversy is subject to arbitration under this Section 10.9, and (vi) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. Any Party may commence the arbitration process by filing a written demand for arbitration with AAA and delivering a copy of such demand to the other party or parties to the arbitration in accordance with the notice procedures set forth in Section 10.9. The arbitration shall be conducted according to the AAA Commercial Arbitration Rules, or any successor provision thereto, and the place of the arbitration shall be in New York County, New York. The number of arbitrators shall be three (3). Seller shall appoint one (1) arbitrator and Purchaser shall appoint one (1) arbitrator within twenty (20) days of the initiation of arbitration with the AAA. The third (3rd) arbitrator, who shall act as chairman of the arbitration panel, shall be mutually chosen by the two (2) arbitrators appointed by, or on behalf of, Seller and Purchaser. If such third (3rd) arbitrator is not chosen and nominated to the AAA for appointment within thirty (30) days of the date of confirmation by the AAA of the later of the two (2) Party-appointed arbitrators, such arbitrator shall be promptly chosen by the AAA subject to objections by the Parties for any conflicts. The arbitrators selected shall be neutral and former judges of the Chancery Court of Delaware or a U.S. federal court with experience in adjudicating matters under the law of the State of Delaware; provided, that if no such person is both willing and able to undertake such a role, the parties to the arbitration shall cooperate with each other and AAA in good faith to select such other persons as may be available from a AAA’s panel of neutrals with experience in adjudicating matters under the law of the State of Delaware. The arbitrators will have no authority to award damages not permitted by this Agreement. Any award in an arbitration initiated under this Section 10.9 shall be limited to monetary damages and shall include no injunction or direction to any party other than the direction to pay a monetary amount. Each Party shall bear its own costs and expenses and an equal share of the arbitrators and administrative fees of arbitration. The award of the arbitrators shall be accompanied by a reasoned opinion.

(b) To the fullest extent permitted by applicable Law, the details of any arbitration pursuant to this Section 10.9, including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided, that such party may make such disclosures as are required by applicable Law or legal process; provided, further that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 10.9 and who are obligated to keep such information confidential to the same extent as such party; and provided, further that such party may disclose information that is otherwise required to be kept confidential as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an arbitrators’ award or the enforcement or confirmation of an arbitrator’s award, in each instance filing in the public record as little confidential information as reasonably necessary under the circumstances. If a party to an arbitration receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such party shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.

(c) The provisions of this Section 10.9 may be enforced by any court of competent jurisdiction.

(d) The provisions of Schedule 10.9(d) shall apply to this Agreement and disputes related thereto and may be enforced by any court of competent jurisdiction.

(e) THE PARTIES HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY DISPUTES BASED ON, ARISING OUT OF OR OTHERWISE RELATED TO THIS AGREEMENT. ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, ARISING OUT OF OR OTHERWISE RELATED TO THIS AGREEMENT WILL BE DECIDED PURSUANT TO THIS SECTION 10.9 WITHOUT A JURY, AND ANY PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

10.10 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, either Purchaser (on behalf of itself and, following the Closing, on behalf of the Acquired Companies) or Seller (on behalf of itself and, prior to the Closing, on behalf of the Acquired Companies) may (a) extend the time for the performance of any of the Obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein by the other Party, or in any document, certificate or writing delivered pursuant hereto by such Party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the other Party, to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

10.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible.

10.12 Relationship of Parties. Except as specifically provided herein, neither Party shall (and shall cause its Representatives not to) act or represent or hold itself out as having authority to act as an agent or partner of the other Party or any of such other Party’s Affiliates or in any way bind or commit the other Party or any of such other Party’s Affiliates to any Obligations or agreement. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each Party being individually responsible only for its Obligations as set forth in this Agreement. The Parties’ respective rights and Obligations hereunder are limited to the contractual rights and Obligations expressly set forth herein on the terms and conditions set forth herein.

10.13 Non-Recourse. Each Transaction Document shall be enforceable only against, and any Action based upon, arising under, out of or in connection with or related in any manner to a Transaction Document, or the Transactions shall be brought only against the parties signatory thereto, and then only with respect to the specific obligations set forth therein that are applicable to such party. No Person that is not a party to the applicable Transaction Document, including any past, present or future Representative or Affiliate of such party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, strict liability, at Law, in equity or otherwise) for any claims, causes of action, Liabilities or other Obligations arising under, out of or in connection with or related in any manner to such Transaction Document or the Transactions, or based upon, in respect of or by reason of such Transaction Document or the negotiation, execution, performance or breach of any of the Transaction Documents. To the extent permitted by Law, each Party (i) waives and releases all such claims, causes of action, Liabilities and other Obligations against any such Nonparty Affiliates, (ii) waives and releases any and all claims, causes of action, rights, remedies, demands or Actions that may otherwise be available to avoid or disregard the entity form of a party or otherwise impose the Liability of a party on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, and (iii) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement and any representation or warranty made in, in connection with or as an inducement hereto.

10.14 Disclosure Schedule. The inclusion of any information (including dollar amounts) in any Section of the Disclosure Schedule concerning Article IV shall not be deemed to be an admission or acknowledgment by Seller that such information is required to be listed on such Section of the Disclosure Schedule or is material to or outside the ordinary course of the business of Seller or the Acquired Companies. The information contained in this Agreement, the Exhibits, the Schedules, and the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits, the Schedules or the Disclosure Schedule shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract).

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLER:

ALON BRANDS, INC.

By:	/s/ Tony Miller
Name:	Tony Miller
Title:	CEO and President

By:	/s/ Brian Veasman
Name:	Brian Veasman
Title:	Vice President

PURCHASER:

EMPREX PROXIMITY LLC

By:	/s/ Constantino Spas Montesinos
Name:	Constantino Spas Montesinos
Title:	Authorized Signatory

Signature Page

Membership Interest Purchase Agreement